As filed with the Securities and Exchange Commission on August 18, 2005
                                                  Registration Number __________

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                  JOYSTAR, INC.
                 (Name of Small Business Issuer in its Charter)

       California                         4700                   68-0406331
(State or other jurisdiction of (Primary Standard Industrial   (I.R.S. Employer)
incorporation or organization)   Classification Code Number)  Identification No.

                         95 Argonaut Street, First Floor
                                   Aliso Viejo
                                California 92656
                                 (949) 837-8101
          (Address and telephone number of principal executive offices)

                                William Alverson
                                Executive Officer
                                  Joystar, Inc.
                         95 Argonaut Street, First Floor
                                   Aliso Viejo
                                California 92656
                                 (949) 837-8101
            (Name, address and telephone number of agent for service)

                                   Copies to:
                            Richard A. Friedman, Esq.
                       Sichenzia Ross Friedman Ference LLP
                     1065 Avenue of the Americas, 21st Floor
                            New York, New York 10018
                               Tel: (212) 930-9700
                               Fax: (212) 930-9725

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ------

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ] ________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]



                                           CALCULATION OF REGISTRATION FEE
                                           _______________________________

                                                             Proposed Maximum
Title of Each Class of                                  Offering Price Per Share       Proposed Maximum      Amount of Registration
Securities to be Registered  Amount To Be Registered               (1)           Aggregate Offering Price             Fee
---------------------------- ------------------------- ------------------------- ------------------------- -------------------------
---------------------------- ------------------------- ------------------------- ------------------------- -------------------------
Common Stock, no par                        4,710,742  $                   0.47  $           2,214,048.74  $                 260.60
value(2)
---------------------------- ------------------------- ------------------------- ------------------------- -------------------------
Common Stock, no par                        2,667,694  $                   0.47  $           1,253,816.18  $                 147.57
value(3)
---------------------------- ------------------------- ------------------------- ------------------------- -------------------------
Total                                       7,378,436                            $           3,467,864.92  $                 408.17
---------------------------- ------------------------- ------------------------- ------------------------- -------------------------


(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended. The average of the high and low price per share of the Registrant's Common Stock on the Over the Counter Bulletin Board as of August 15, 2005 was $0.47 per share.
(2) Represents shares issuable upon conversion of secured convertible promissory notes.
(3) Represents shares issuable upon exercise of warrants.

The registrant hereby amends this registration statement on such date or date(s) as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the commission acting pursuant to said Section 8(a) may determine.

The information in this prospectus is not complete and may be changed. The securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

                  Subject to Completion, Dated August 18, 2005

                                  JOYSTAR, INC.

                        7,378,436 Shares of Common Stock

          This prospectus relates to the resale by the selling stockholders of up to 7,378,436 shares of our common stock. The selling stockholders may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions.

     The selling shareholders named in this prospectus are offering to sell up to 7,378,436 shares of common stock including up to 4,710,742 shares of common stock of Joystar, Inc. and warrants to purchase up to 2,667,694 shares that were previously issued by us to the selling shareholders in private transactions. We will receive proceeds from the exercise of our common stock purchase warrants.

          Our common stock currently trades on the Over the Counter Bulletin Board ("OTC Bulletin Board") under the symbol "JYSR.OB."

          On August 15, 2005, the last reported sale price for our common stock on the OTC Bulletin Board was $ 0.47 per share.

          The securities offered in this prospectus involve a high degree of risk. See "Risk Factors" beginning on page 3 of this prospectus to read about factors you should consider before buying shares of our common stock.

          No underwriter or person has been engaged to facilitate the sale of shares of common stock in this offering.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

          The information in this Prospectus is not complete and may be changed. This Prospectus is included in the Registration Statement that was filed by Joystar, Inc. with the Securities and Exchange Commission. The selling stockholders may not sell these securities until the registration statement becomes effective. This Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                  The date of this Prospectus is ________, 2005

                                TABLE OF CONTENTS

                                                                         Page

Prospectus Summary............................. ......................    1
Risk Factors..........................................................    3
Forward Looking Statements............................................    4
Use of Proceeds.......................................................    5
Management's Discussion and Analysis or Plan of Operation.............    6
Business..............................................................    8
Description of Property...............................................   12
Legal Proceedings.....................................................   12
Directors and Executive Officers......................................   13
Executive Compensation................................................   14
Market for Common Equity and Related
Stockholder Matters...................................................   16
Security Ownership of Certain Beneficial Owners
and Management........................................................   17
Selling Shareholder...................................................   18
Certain Relationships and Related Transactions........................   19
Description of Securities.............................................   20
Plan of Distribution..................................................   21
Legal Matters.........................................................   22
Experts...............................................................   22
Where You Can Find More Information....................................  22
Disclosure of Commission Position on Indemnification
for Securities Act Liabilities........................................   23
Index to Consolidated Financial Statements............................   F-1

You may only rely on the information contained in this prospectus or that we have referred you to. We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the common stock offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common stock in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained by reference to this prospectus is correct as of any time after its date.

                               PROSPECTUS SUMMARY


This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including, the section entitled "Risk Factors" before deciding to invest in our common stock. Joystar, Inc. is referred to throughout this prospectus as "Joystar," "we" or "us."

General


Joystar is one of the fastest growing travel agency networks. The Company specializes in selling complex travel products including cruises, vacation packages and group travel through its national sales force of over 2,500 of independent travel agents. Joystar's comprehensive business solutions combine innovative technology, marketing opportunities and expert support services to independent and home-based travel agents giving them more time to sell travel. With Joystar, professional travel agents can concentrate on promoting travel and servicing their clients without the administrative and financial burden of owning/operating a traditional storefront travel agency.

The Company maintains its corporate offices at 95 Argonaut St. First Floor, Aliso Viejo, CA 92656. The Company's telephone number is (949) 837-8101.

                                  This Offering

Shares offered by Selling
Stockholders..................................................  Up to 7,378,436 including 4,710,742 of which are shares and
                                                                2,667,694 are of which are issuable upon exercise of warrannts.
Common Stock to be outstanding after the offering.............  31,459,420
Use of Proceeds...............................................  We will not receive any proceeds from the sale of the common stock hereunder. We will, however, receive proceeds from the exercise of our common stock purchase warrants. See "Use of Proceeds" for a complete description.
Risk Factors..................................................  The purchase of our common stock involves a high degree of risk.You should carefully review and consider "Risk Factors"beginning on page3.
OTC Bulletin Board
Trading Symbol................................................  JYSR.OB

                                  RISK FACTORS

An investment in our shares involves a high degree of risk. Before making an investment decision, you should carefully consider all of the risks described in this prospectus. If any of the risks discussed in this prospectus actually occur, our business, financial condition and results of operations could be materially and adversely affected. If this were to happen, the price of our shares could decline significantly and you may lose all or a part of your investment. The risk factors described below are not the only ones that may affect us. Our forward-looking statements in this prospectus are subject to the following risks and uncertainties. Our actual results could differ materially from those anticipated by our forward-looking statements as a result of the risk factors below. See "Forward-Looking Statements."

Risks Related to Our Business

We have not generated any revenues and may never achieve profitability

Revenues for the six months ended June 30, 2005 increased to $187,408 from $41,059 for the six months ended June 30, 2004. In addition, revenues for the year ended December 31, 2004 increased to $69,000 from $43,000 for the year ended December 31, 2003. We had a cash balance of $88,318 at June 30, 2005 as compared to $283,869 at December 31, 2004. For the six months ended June 30, 2005 and the year ended December 31, 2004, we had total net loss of $1,478,264 and 3,371,703, respectively. We cannot assure you that we can achieve or sustain profitability in the future. Our operations are subject to the risks and competition inherent in the establishment of a business enterprise. There can be no assurance that future operations will be profitable. Revenues and profits, if any, will depend upon various factors, including whether our product will achieve market acceptance. We may not achieve our business objectives and the failure to achieve such goals would have an adverse impact on us. These matters raise substantial doubt about our ability to continue as a going concern.


Our auditors have included a going concern qualification in their opinion

Our auditors have qualified their opinion on our financial statements because of concerns about our ability to continue as a going concern. These concerns arise from the fact that we have not generated sufficient cash flows to meet our obligations and sustain our operations. If we are unable to continue as a going concern, you could lose your entire investment in us.

We may need to raise additional capital

In the future, we may be required to raise additional funds, particularly if we exhaust our funds and are unable to generate positive cash flow as a result of our operations. There can be no assurance that financing will be available in amounts or on terms acceptable to us, if at all. The inability to obtain additional capital may reduce our ability to continue to conduct business operations. If we are unable to obtain additional financing, we will likely be required to curtail our research and development plans. Any additional equity financing may involve substantial dilution to our then existing shareholders.

We do not maintain theft or casualty insurance, and only maintain modest liability and property insurance coverage and therefore we could incur losses as a result of an uninsured loss.

We do not maintain theft or casualty insurance and we have modest liability and property insurance coverage, along with workmen's compensation and related insurance. We cannot assure that we will not incur uninsured liabilities and losses as a result of the conduct of our business. Any such insured loss or liability could have a material adverse affect on our results of operations.

If we lose key employees or are unable to attract or retain qualified personnel, our business could suffer.

Our success is highly dependent on our ability to attract and retain qualified travel agents and personnel. Because consumers and suppliers rely on travel agents as intermediaries to provide information on their travel choices and help them purchase their trips, we are highly dependent on attracting and retaining professional home-based travel agents. We currently employ over 1,300 independent travel agents; the Company aims to enroll 50,000 members by the end of 2006 and 150,000 by 2010.

The following risks relate principally to our common stock and its market value:

There is a limited market for our common stock

Our common stock is quoted on the OTC Bulletin Board under the symbol "JYSR.OB." There is a limited trading market for our common stock. Accordingly, there can be no assurance as to the liquidity of any markets that may develop for our common stock, the ability of holders of our common stock to sell our common stock, or the prices at which holders may be able to sell our common stock.

Our stock price may be volatile

The market price of our common stock is likely to be highly volatile and could fluctuate widely in price in response to various factors, many of which are beyond our control, including:

     o technological innovations or new products and services by us or our competitors;
     o    additions or departures of key personnel;
     o    sales of our common stock
     o our ability to integrate operations, technology, products and services;
     o    our ability to execute our business plan;
     o    operating results below expectations;
     o    loss of any strategic relationship;
     o    industry developments;
     o    economic and other external factors; and
     o    period-to-period fluctuations in our financial results.

Because we have a limited operating history with limited revenues to date, you may consider any one of these factors to be material. Our stock price may fluctuate widely as a result of any of the above listed factors.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock.

We have not paid dividends in the past and do not expect to pay dividends in the future. Any return on investment may be limited to the value of our common stock

We have never paid cash dividends on our common stock and do not anticipate paying cash dividends in the foreseeable future. The payment of dividends on our common stock will depend on earnings, financial condition and other business and economic factors affecting it at such time as the board of directors may consider relevant. If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if its stock price appreciates.

Our common stock may be deemed penny stock with a limited trading market

Our common stock is currently listed for trading on the OTC Bulletin Board which is generally considered to be a less efficient market than markets such as NASDAQ or other national exchanges, and which may cause difficulty in conducting trades and difficulty in obtaining future financing. Further, our securities are subject to the "penny stock rules" adopted pursuant to Section 15 (g) of the Securities Exchange Act of 1934, as amended, or Exchange Act. The penny stock rules apply to non-NASDAQ companies whose common stock trades at less than $5.00 per share or which have tangible net worth of less than $5,000,000 ($2,000,000 if the company has been operating for three or more years). Such rules require, among other things, that brokers who trade "penny stock" to persons other than "established customers" complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning trading in the security, including a risk disclosure document and quote information under certain circumstances. Many brokers have decided not to trade "penny stock" because of the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited. In the event that we remain subject to the "penny stock rules" for any significant period, there may develop an adverse impact on the market, if any, for our securities. Because our securities are subject to the "penny stock rules," investors will find it more difficult to dispose of our securities. Further, for companies whose securities are traded in the OTC Bulletin Board, it is more difficult: (i) to obtain accurate quotations, (ii) to obtain coverage for significant news events because major wire services, such as the Dow Jones News Service, generally do not publish press releases about such companies, and (iii) to obtain needed capital.


                           FORWARD-LOOKING STATEMENTS

We and our representatives may from time to time make written or oral statements that are "forward-looking," including statements contained in this prospectus and other filings with the Securities and Exchange Commission, reports to our stockholders and news releases. All statements that express expectations, estimates, forecasts or projections are forward-looking statements within the meaning of the Act. In addition, other written or oral statements which constitute forward-looking statements may be made by us or on our behalf. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "projects," "forecasts," "may," "should," variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in or suggested by such forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Important factors on which such statements are based are assumptions concerning uncertainties, including but not limited to uncertainties associated with the following:

(a) volatility or decline of our stock price;

(b) potential fluctuation in quarterly results;

(c) our failure to earn revenues or profits;

(d) inadequate capital and barriers to raising the additional capital or to obtaining the financing needed to implement its business plans;

(e) inadequate capital to continue business;

(f) changes in demand for our products and services;

(g) rapid and significant changes in markets;

(h) litigation with or legal claims and allegations by outside parties;

(i) insufficient revenues to cover operating costs.


                                USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock hereunder. We will, however, receive proceeds from the exercise of our common stock purchase warrants.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

The following discussion should be read in conjunction with our condensed consolidated financial statements and notes to those statements. In addition to historical information, the following discussion and other parts of this quarterly report contain forward-looking information that involves risks and uncertainties.

Cautionary and Forward Looking Statements

In addition to statements of historical fact, this prospectus contains forward-looking statements. The presentation of aspect of our future found herein is subject to a number of risks and uncertainties that could cause actual results to differ materially from those reflected in such statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. Without limiting the generality of the foregoing, words such as "may", "will", "expect", "believe", "anticipate", "intend", or "could" or the negative variations thereof or comparable terminology are intended to identify forward-looking statements.

These forward-looking statements are subject to numerous assumptions, risks and uncertainties that may cause our actual results to be materially different from any future results expressed or implied by us in those statements. Important facts that could prevent us from achieving any stated goals include, but are not limited to, the following:

     (a)  volatility or decline of the our stock price;
     (b)  potential fluctuation in quarterly results;
     (c)  our failure to earn revenues or profits;
     (d) inadequate capital to continue or expand its business, inability to raise additional capital or financing to implement our business plans;
     (e)  failure to commercialize our technology or to make sales;
     (f)  rapid and significant changes in markets;
     (g)  litigation with or legal claims and allegations by outside parties
     (h)  insufficient revenues to cover operating costs.


There is no assurance that we will be profitable, and we may not be able to successfully develop, manage or market our products and services. We may not be able to attract or retain qualified executives and technology personnel and our products and services may become obsolete. Government regulation may hinder our business. Additional dilution in outstanding stock ownership may be incurred due to the issuance of more shares, warrants and stock options, or the exercise of warrants and stock options, and other risks inherent in our businesses.

Overview

We specialize in selling complex travel products including cruises, vacation packages and group travel. Our comprehensive business solutions combine innovative technology, marketing opportunities and expert support services to independent and home-based travel agents giving them more time to sell travel. As of August 15, 2005 the Company's membership was 2,528 agents.

We are developing a global travel marketplace in which travel suppliers can reach, in a highly efficient manner, a large audience of consumers who are actively planning and purchasing complex travel products including cruises and vacation packages. In our quest to offer the best hosting services to professional travel agents, we will begin development on iamatravelagent.com. The Web sites will target service-oriented consumers who are looking for an experienced travel professional to help them with their vacation planning. The site is intended to create consumer leads for qualifying travel agents.

Our viability is dependent upon or ability to obtain future financing and the success of our future operations. Our auditors, in their report on our financial statement for the fiscal year ended December 31, 2004, have expressed concern that these factors raise substantial doubt as to our ability to continue as a going concern.

Critical Accounting Policies

Our discussion and analysis of our financial condition and results of operations, including the discussion on liquidity and capital resources, are based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an ongoing basis, management re-evaluates its estimates and judgments, particularly those related to the determination of the estimated recoverable amounts of trade accounts receivable, impairment of long-lived assets, revenue recognition and deferred tax assets.

Income taxes are accounted for under the asset and liability method. Under this method, to the extent that we believe that the deferred tax asset is not likely to be recovered, a valuation allowance is provided. In making this determination, we consider estimated future taxable income and taxable timing differences expected to reverse in the future. Actual results may differ from those estimates.

Results Of Operations For The Fiscal Year Ended December 31, 2004, Compared To Fiscal Year Ended December 31, 2003

The Company has been in the development stage since its inception.

Revenues for the year ended December 31, 2004 increased to $69,000 from $43,000 for the year ended December 31, 2003. The increase of $26,000 (60%), although in dollars is not significant, is a step forward and our accelerated signing up of additional travel agents as of the last quarter of 2004 and first quarter of 2005 should produce substantial increases in revenues for 2005.

Marketing and sales expenses for the year ended December 31, 2004 increased to $1,453,000 from $401,000 for the year ended December 31, 2003. The increase of $1,052,000 (263%) is due to the production of an infomercial and stock issued for marketing services.

General and Administrative expenses for the year ended December 31, 2004 increased to $1,987,000 from $655,000 for the year ended December 31, 2003. The increase of $1,332,000 (203%) is due primarily to the increased salaries and wages of $488,000, increase in use of independent contractors - $349,000, increased legal and accounting expenses related to SEC filings and lawsuit - $136,000, increased rent of $24,000, increased utilities of $20,000, increased insurance expense of $16,000, increased travel of $63,000 and an increase in all other general and administrative expenses of $229,000.

Interest expense for the year ended December 31, 2004 decreased to $0 as compared to $5,644 in the year ended December 31, 2003.

Net loss for the year ended December 31, 2004 increased to $3,371,000 from $1,018,000 for the year ended December 31, 2003. The increase in loss $2,353,000 (231%) was primarily due to the increased expenses detailed.

Results of Operations for the Three and Six-Month Period Ended June 30, 2005 Compared to the Same Period in 2004

The Company recognizes revenue when the travel is completed and Joystar has been paid the corresponding commission from the supplier.

Revenues recognized from travel completed for the quarter ended June 30, 2005, increased 252% to $126,222 compared to $50,031 for the previous quarter ended March 31, 2005.

Revenues recognized from travel completed for the six months ended June 30, 2005, increased 100% to $176,253 compared to $0 for the six months ended June 30, 2004.

Completed travel bookings for which Joystar was paid a commission for the quarter ended June 30, 2005 increased 255% to $1,367,477 compared to $535,788 for the previous quarter ended March 31, 2005.

Completed travel bookings for which Joystar was paid a commission for the six months ended June 30, 2005 increased 100% to $1,903,265 compared to $0 for the six months ended June 30, 2004.

During the same period, membership increased by 820 travel agents to 2,022.

Additionally, Joystar received new travel bookings (not completed) totaling over $4,300,000 during the 3 months ended June 30, 2005.

Marketing and sales expenses for the six months ended June 30, 2005 decreased $636,000 to $374,000 compared to $1,010,000 for the six months ended June 30, 2004. This was due to Company's successful results of marketing over the past year and the Company's ability to attract professional agents to its Network more cost effectively.

General and administrative expenses for the six months ended June 30, 2005 were $1,151,000 as compared to $613,000 for the six months ended June 30, 2004, an increase of $538,000 due primarily to the increases in employees and salaries of $356,000, insurance of $35,000, legal fees $31,000 and a general increase in other expenses due to increased activity.

Liquidity And Capital Resources

In July, the Company closed a $1,640,000 private placement which included $1,057,000 in cash and the conversion of $575,000 from debt to equity under the same terms. The Company issued 2,082,143 shares of common stock for $728,750 as part of the $1,627,000 financing. The Company intends to raise an additional 5 million dollars in 2005. The Company expects to finance the capital needed with additional issuances of its securities. In order to fund the Company's growth, the Company has engaged an NASD member firm to provide investment banking services. There is no assurance that the Company will be able to secure such financing.

At June 30, 2005 the Company had a cash balance of $88,318 as compared to a cash balance of $283,869 at December 31, 2004.

The Company had negative working capital at June 30, 2005. In July, the Company raised an additional $728,750 resulting in positive working capital. To date the Company has financed operations by issuance of shares of common stock in private placements of $3,011,000 and issuance of shares for services in the amount of $3,144,000 including new money.

New Accounting Pronouncements

In December 2004 the FASB issued revised SFAS No. 123R, "Share-Based Payment". SFAS No. 123R sets accounting requirements for "share-based" compensation to employees and requires companies to recognize in the income statement the grant-date fair value of stock options and other equity-based compensation. SFAS No. 123R is effective in interim or annual periods beginning after june 15, 2005. The Company will be required to adopt SFAS No. 123R in its third quarter of fiscal 2005 and currently discloses the effect on net (loss) income and
(loss) earnings per share of the fair value recognition provisions of SFAS No. 123, "Accounting for Stock-Based Compensation". The Company is currently evaluating the impact of the adoption of SFAS 123R on its financial position and results of operations, including the valuation methods and support for the assumptions that underlie the valuation of the awards.

BUSINESS

Company History

Joystar, Inc. was incorporated in the State of California on February 5, 1998 under the name Advanced Refrigeration Technologies, Inc. Its original business operations consisted of designing, manufacturing and marketing an energy efficiency evaporator fan motor controller for walk-in refrigerators and freezers. The Company was unsuccessful in that business and was unable to continue its operations. From August 2002, the Company was actively engaged in finding a potential investor to acquire it and bring in a new business.

As of June 11, 2003, the Company consummated a transaction, whereby the Company acquired all of the issued and outstanding shares of Joystar, Inc., a Nevada corporation ("Joystar - Nevada") in exchange for the issuance by the Company of a total of 13,880,599 newly issued restricted shares of common voting stock to the Joystar-Nevada shareholders pursuant to the Agreement and Plan of Reorganization, dated as of June 10, 2003, by and between the Company and Joystar (the "Closing"). The Company issued a total of 13,880,599 shares of common stock of the Company to Joystar-Nevada shareholders in the transaction. The Company paid $60,000 at the Closing of the transaction for some of the debts of Advanced Refrigeration Technologies, Inc., and assumed additional liabilities of the Company in the approximate amount of $55,000. Upon the Closing, the all present officers of the Company resigned and William M. Alverson was appointed as the Company's President, Chief Financial Officer and Secretary. Upon the Closing, William M. Alverson was appointed to the Board of Directors of the Company. An additional director was appointed as of June 18, 2003. Immediately prior to the share exchange, there were approximately 3,322,840 shares of the Company's common stock issued and outstanding. As a result of the acquisition, there were approximately 17,203,439 shares of common stock issued and outstanding.

The Asset Sale and Purchase Contract which was entered by and between Advanced Refrigeration Technologies, Inc. and Advanced Refrigeration Controls, Inc, a newly formed corporation by the former shareholders of the Company, included the total assets consisting of inventories, fixed assets and patents for a total value of $85,063 and the assumption of liabilities including primarily former shareholders loans, for a total amount of $105,217. The Company had a gain of $20,154 on the disposition of assets and liabilities.

As of June 4, 2004 Joystar, Inc., a Nevada corporation and a wholly-owned subsidiary of the Company, was officially merged with and into Joystar, Inc., a California corporation (formerly Advanced Refrigeration Technologies, Inc.) pursuant to Section 1110(a) of the California Corporations Code and Section 92A.200 of Nevada Revised Statutes. In connection with the merger the Company provided for the name change from Advanced Refrigeration Technologies, Inc. to Joystar, Inc., pursuant to Section 1110(d) of the California Corporations Code. The merger and the name change was approved by the Company's Board of Directors pursuant to Section 1110(a). The shareholders approval of the Company was not required under the California law to effect the merger and the name change and was not obtained for this action.

The Company maintains its corporate offices at 95 Argonaut St. First Floor, Aliso Viejo, CA 92656. The Company's telephone number is (949) 837-8101.

General

We are one of the largest and fastest growing travel agency networks. We specialize in selling complex travel products including cruises, vacation packages and group travel through its national sales force of over 2,500 of independent travel agents. Our comprehensive business solutions combine innovative technology, marketing opportunities and expert support services to independent and home-based travel agents giving them more time to sell travel. With Joystar, professional travel agents can concentrate on promoting travel and servicing their clients without the administrative and financial burden of owning/operating a traditional storefront travel agency.

Market

Consumers planning and purchasing a trip generally engage in a predictable process that begins with considering destinations, dates and budgets, and progresses to a series of purchase decisions involving transportation, accommodations and destination activities. Historically, this planning and purchasing process has been inefficient because consumers have to spend a significant amount of time piecing together the information from a variety of sources. Consumers frequently consulted many different media and people, such as guidebooks, magazines, travel agents, friends, co-workers and individual travel suppliers. The supply side of the travel industry can be equally inefficient. The supplier community includes hundreds of airlines, thousands of hotels, dozens of car rental companies, numerous vacation packagers and cruise lines and hundreds of thousands of destination services merchants such as restaurants, attractions, and local transportation and tour providers. These suppliers spend substantial amounts of money to reach and attract potential purchasers. The fragmental nature of the global consumer travel market makes it difficult and inefficient for suppliers to effectively target those consumers who are currently engaged in the travel planning process.

Consumers and suppliers rely on travel agents as intermediaries to provide information on their travel choices and help them purchase their trips. Joystar travel agents have access to comprehensive information on the availability and pricing of airline seats through global distribution systems. The Company makes it possible for our travel agents to provide consumers reliable, comprehensive travel information.

The Company has been able to combat the inefficiency and fragmentation of the industry with technology. Joystar uses technology to make the process of planning and purchasing travel easier for their agents and customers.

The Company plans to offer travel planning servicesin the United Sates, the United Kingdom, Canada, and the Puerto Rico. Joystar products are planned to include direct-to- consumer travel planning services sold via the Internet and call centers, our co-branded private label business.

Revenue and Distribution Model

Our main revenue models are as follows:

Under the travel agency model, the Company acts as either an intermediary, or a merchant. When we transact travel bookings acting as an intermediary in the transaction, we pass a customer's reservation to the travel supplier (airline, hotel, cruise line, car rental, etc.). We receive a commission from the travel supplier after the travel is completed. In the agency transaction, the supplier sets the retail price paid by the customer, and is the merchant of record for the transaction. In a merchant transaction, Joystar receives access to consolidator fares (wholesale airline seats and hotel rooms) from suppliers at deeply discounted negotiated rates. Joystar determines the "mark-up" and processes the transactions as the merchant of record. Acting as a merchant enables Joystar to achieve a higher level of gross profit than in the agency model and generally provides better prices to customers than an agency transaction. Integrating merchant inventory with the online booking technology platform enables the Company to create a significant benefit to the Company's agents, customers and preferred suppliers.

Under the host agency model, we provide syndicated technology, hosting, and support services to a growing network of professional home-based travel agents. Joystar provides its agents with all of the training, tools and back office support for them to operate a successful and rewarding business. In addition to the commissions earned, Joystar's national sales force of independent agents are granted stock options in the Company. Additional benefits to Joystar agents include access to Solo 401K retirement plans and 529 college saving plans for the agents' children and grandchildren.

Competition

We cannot assure you that we will be able to compete successfully against current and future competitors. Competitive pressures faced by us could have a material adverse effect on our business, operating results and financial condition.

We believe that establishing, maintaining and enhancing the Joystar brand will be a critical aspect of our efforts to attract and expand our online traffic. The number of Internet sites that offer competing services, many of which already have well-established brands in online services or the travel industry generally, increases the importance of establishing and maintaining brand recognition. Promotion of the Joystar brand will depend largely on our success in providing a high-quality online experience supported by a high level of customer service. In addition, to attract and retain online users and to respond to competitive pressures, we intend to increase our spending substantially on marketing and advertising with the intention of expanding our brand recognition. However, we cannot assure you that these expenditures will be effective to promote our brand or that our marketing efforts generally will achieve our goals.

If we are unable to provide high-quality online services or customer support, if we fail to promote and maintain our brand or if we incur excessive expenses in these efforts, our business, operating results and financial condition would be materially adversely affected. If we are unable to introduce and sell new products and services, our business may be harmed.

We need to broaden the range of travel products and services and increase the availability of products and services that we offer in order to enhance our service. We will incur substantial expenses and use significant resources trying to expand the range of products and services that we offer. However, we may not be able to attract sufficient travel suppliers and other participants to provide desired products and services to our consumers. In addition, consumers may find that delivery through our service is less attractive than other alternatives. If we launch new products and services and they are not favorably received by consumers, our reputation and the value of the Joystar brand could be damaged.

Our relationships with consumers and travel suppliers are mutually dependent since consumers will not use a service that does not offer a broad range of travel services. Similarly, travel suppliers will not use a service unless consumers actively make travel purchases through it. We cannot predict whether we will be successful in expanding the range of products and services that we offer. If we are unable to expand successfully, our business, operating results and financial condition may be materially adversely affected. We may be unable to plan and manage our operations and growth effectively.

On March 1, 2005, Joystar announced that the Company's membership had surpassed 1,000 professional, home-based agents. This milestone makes the Company not only one of the fastest growing, but also one of the largest host agency in the industry in terms of professional agent members. Joystar launched AGENT ADVANTAGE PRO, its hosting program for professional home-based agents in August of last year with an initial goal of reaching 500 members by July 2005. In November the Company announced hitting the 500 agent mark and by year end membership had grown to over 700 agents.

A recent report by Credit Suisse/First Boston on the emerging home-based travel agency model estimates there are between 15,000-20,000 professional home-based travel agents in America. This number is expected to grow to over 30,000 by 2007 and near 50,000 by 2010. These professional agents, who have left their traditional storefront travel agencies to operate a home-based agency, represent an estimated $7.6 billion in travel sales.

On February 28, 2005 Joystar announced a new program for professional home-based travel agents. PRO-100 offers independent and home-based travel agents all of the benefits of the Company's popular AGENT ADVANTAGE PRO, including a consumer website, "Agents Only" extranet and live toll free support.

When implemented later this month, Joystar will offer two booking solutions, a consumer view and an "Agents Only" booking tool. This combination blends real-time access to cruise line inventory to deliver the best response times and closing ratios. The features included are:

Co-branded Private Label Cruise Web-Site - An easy, no maintenance solution providing cruise content, technology, and fulfillment with no up-front costs. Private Label Cruise Web-Site - Content, technology, and fulfillment services are housed in a customized user interface. Maintains look and feel as well as branding integrity of the partner's Web site. Connectivity as well as access to robust cruise content, including cruise descriptions, cabin categories, deck plans, amenities, and more.

In 2005, over 10 million passengers spent approximately $15 billion on cruises. According to a recent Credit Suisse/First Boston report on "The Emerging Home-based Travel Agency Model", it is estimated that the current 90/10 channel mix between travel agents and non-traditional sources (supplier direct and online agencies) will shift to roughly 75/25 by 2008. Joystar's online cruise booking solution will allow our agents to stay ahead of the curve.

Additionally, Joystar's home-based travel agents and pure online travel sellers that sell cruises now have a technology that will increase sales and enhance profit margins. The engine also benefits our cruise line partners by reducing sales and distribution expenses.

On March 15, 2005 Joystar announced the opening of The Joystar Miami Cruise Center and enhanced commission opportunities for the Company's travel agent network. The Florida based Cruise Center will assist our agents in growing their cruise business. The Joystar Miami Cruise Center adds another important support component to the largest segment of our business - cruises. Our agent members benefit from having access to our California support staff, along with a cruise support staff in Florida. The cruise center staff has years of experience in selling group and individual cruises.

The Miami Cruise Center has been recognized as a Carnival Top Account; a Radisson Seven Seas Cruises Top account; a Cunard Inner Circle Agency; a Holland America Centurion Agency; a Norwegian Cruise Lines Capitan's Club Agency; a Princess I-Excel Agency and has held Key Account status with Celebrity and Royal Caribbean Cruise Lines. These preferred supplier relationships give Joystar agents access to top account commission levels and special promotions. This, combined with our new online cruise booking engine, empowers Joystar members to compete head to head, with the likes of Expedia, Travelocity and other large cruise only agencies.

Government Regulation

Joystar must comply with laws and regulations relating to the travel industry and the sale of travel services. These include registering with various states and countries as a seller of travel, complying with certain disclosure requirements and participating in state restitution funds. Both the Federal Trade Commission and the Department of Transportation take the position that their regulations prohibiting unfair and deceptive advertising practices apply to our business.

Currently, few laws and regulations apply directly to the Internet and commercial online services and, to the extent such laws exist or apply to us, we believe we are in compliance with all of them. The following summary does not purport to be complete discussion of all enacted or pending regulations and policies that may affect our business. This summary focuses primarily on the enacted federal, state and international legislation specific to businesses that operate as we do. For further information concerning the nature and extent of federal, state and international regulation of online businesses, you should review public notices and rulings of the U.S. Congress, state and local legislature and international bodies.

Due to the growth of the Internet and online commerce, coupled with publicity regarding Internet fraud, new laws and regulations are continually being considered (at the federal, state and international levels) regarding property ownership, sales and other taxes, pricing and content, advertising, intellectual property rights, libel, user privacy, and information security. New laws or different applications of existing laws would likely impose additional burdens on companies conducting business online and may decrease the growth of the Internet or commercial online services. In turn, this could decrease the demand for our products and services or increase our cost of doing business. We cannot predict whether any of the proposed privacy legislation currently pending will be enacted and what effect, if any, it would have on our company.

Most states have enacted legislation to regulate the protection of consumer's information on the Internet. Much of this legislation is focused on financial institutions and health care providers. The legislation that has become state law is a small percentage of the number still pending, and is similar to what has been enacted at the federal level. The Company cannot predict whether any of the proposed state privacy legislation currently pending review will be enacted and what effect, if any, it would have on our Company.

Employees

As of August 17, 2005, we had a total of 27 full time, part time, and temporary staff. None of our employees are represented by a labor union. We have not experienced any work stoppages and consider our relations with our employees to be good.

Seasonality

Our limited operating history and anticipated rapid growth will make it difficult for us to assess the impact of seasonal factors on our business. Nevertheless, we expect our business to be subject to seasonal fluctuations, reflecting seasonal trends for the products and services offered by our websites. For example, demand for travel bookings may increase in anticipation of summer vacations and holiday periods, but online travel bookings may decline with reduced Internet usage during the summer months. These factors could cause our revenues to fluctuate from quarter to quarter. Our results may also be affected by seasonal fluctuations in the inventory made available to our service by travel suppliers. Airlines, for example, typically enjoy high demand for tickets through traditional distribution channels for travel during holiday periods. As a result, during these periods, airlines may either have fewer inventories to offer through our service or available tickets may be less competitively priced. These same factors are expected to affect rental cars, hotels and other travel products and services.


                             DESCRIPTION OF PROPERTY

The Company maintains its corporate offices in Aliso Viejo, CA 92656. The Company leased office space under an operating lease, which expired in April of 2005. The Company was advised that the building was being sold and the Company would be required to vacate. The Company acquired new office space and moved in February 2005, subsequent to the year ended December 31, 2004. The Company occupies approximately 6,135 square fees pursuant to the lease agreement entered on February 15, 2005. The Company pays $1.80 per square foot for the first 0-12 months, full service gross; $1.85 per square foot, full service gross for the next 13-24 months, and $1.90 per square, full service gross for the next 25-36 months. The lease agreement is for a term of 36 months with an option to extend for a period of three years.

Rental expense was $70,860 and $47,000 for the years ended December 31, 2004 and 2003, respectively.

We believe that our existing facilities are adequate to meet our current needs and that suitable additional or alternative space will be available in the future on commercially reasonable terms, although we have no assurance that future terms would be as favorable as our current terms.

The Company has not invested in any real property at this time nor does the Company intend to do so. The Company has no formal policy with respect to investments in real estate or investments with persons primarily engaged in real estate activities.

                                LEGAL PROCEEDINGS

In March, 2004 a former employee of the Company who was terminated prior to the acquisition of Joystar, filed a lawsuit in Orange County Superior Court for breach of contract and specific performance relating to the exercise of options, among other causes of action. A proposed settlement has been submitted to the Company in which the Company will issue an additional 300,000 shares and a cash payment of $12,700 for cost. As of the date of this report, this agreement has not yet been finalized. The Company's financial statements do not reflect any adjustment to record the possible settlement.

An independent third party stockbroker has filed a lawsuit against the Company for refusal to register certain shares to them. A proposed settlement has been submitted by the Company in which the Company will register an additional 138,600 shares. As of the date of this report, this agreement has not yet been finalized. The Company's financial statements do not reflect any adjustment to record the possible settlement.

                       DIRECTORS AND EXECUTIVE OFFICERS

Directors and Executive Officers

The following table sets forth current information regarding our executive officers, senior managers and directors:

   Name                             Age       Positions
   ____                             ___       _________
   William M. Alverson.......       40        Director, Chief Executive Officer,
                                              and Chief Financial Officer
   Katherine West............       35        Director, Executive Vice President
   William Fawcett...........       60        Director

William M. Alverson, Chief Executive Officer, Chief Financial Officer and Director. Mr. Alverson has been an officer and director of the Company since its inception. Mr. Alverson has spent the last fifteen years working in the financial and travel services industries. He began his career as a financial advisor at American Express. He also served as Chairman and Chief Executive Officer at a financial services firm where he guided private companies through their first rounds of financing and public listings. In 1995, Mr. Alverson founded and served as Chairman and CEO of a travel services company with independent contractors. Under his leadership, that company grew from seven to 220 employees handling the back office support to over 44,000 travel agents nationwide. Since then he has been active in financing and consulting to both private and public companies including Baby Genius, Inc. and FreeRealTime.com.

Katherine West, Executive Vice President and Director. West has been the Officer and Director of the Company since the inception of Joystar, Inc. Mrs. West supervises the Vice President of Agent Services and Vice President of Travel Services. Additionally, she is responsible for the day to day management and supervision of customer service, human resources, accounting, budget, payroll and contracts. Mrs. West began her management career in the travel industry in 1989 with Thrifty Car Rental where she was responsible for the franchise's operations, reporting, forecasting, and accounting & tax preparation. From 1992 to 1996 she held the position of Senior Account Executive with Metromedia Communications, Inc. During her career with the telecom giant, she consistently exceeded revenue targets with a primary focus on small to mid-sized businesses and trade associations. She is married to William M. Alverson, the founder of the Company.

William Fawcett, was appointed by the Board of Directors of Joystar as the director of the Company in November, 2004. Mr. Fawcett has an MBA from Harvard Business School, is a graduate of Loyola Law School and also graduated with honors from Boston College. Mr. Fawcett is on the Dean's Graduate School Advisory Board for Concordia University and is a professor for Concordia's Master of Business Administration (MBA) Entrepreneurial program. In addition to being an outside Director for Joystar, he also serves on the Board of Directors of Case Post, Inc. Fawcett has been the recipient of the Jordan Whitney Award for Infomercial Excellence, the Aurora Award for the Best Infomercial in 1997, Two Clios for production of direct-response TV commercials, a Cannes Film Award for Best Sports Documentary and a Spanish Infomercial Telemundo Award Best in Class.

Board Committees

The Company does not currently have standing audit, nominating or compensation committees of the Board of Directors, or committees performing similar functions.

                             EXECUTIVE COMPENSATION

The following summary compensation table sets forth certain information concerning compensation paid to our Chief Executive Officer, William M. Alverson, as well as our Executive Vice President, and former Officers.

                                                                           Annual Compensation*
                                                                                                    Other Annual
          Name and Principal Position        Year                 Salary            Bonus           Compensation
                                                                   ($)               ($)                 ($)
           --------------------------    -------------        -------------      -------------      -------------

           William M. Alverson              2004              $    180,000            -0-           $    60,000(1)
           President, Chief Executive       2003              $    120,000            -0-                 -0-
           Officer, Chief Financial         2002              $     46,000            -0-                 -0-
           Officer

           Katherine West                   2004              $     88,500            -0-           $    30,000(1)
           Executive Vice President         2003              $     60,000            -0-                 -0-
                                            2002              $     35,000            -0-                 -0-

           Rick R. McEwan                   2004                     -0-              -0-                 -0-
           Former President                 2003                     -0-              -0-                 -0-
                                            2002              $     18,000            -0-                 -0-

           Allan E. Schrum                  2004                     -0-              -0-                 -0-
           Former Vice President of         2003                     -0-              -0-                 -0-
           Engineering                      2002              $      4,500            -0-                 -0-

           Clare C. Schrum                  2004                     -0-              -0-                 -0-
           Former Secretary, Chief          2003                     -0-              -0-                 -0-
           Financial Officer(1)             2002              $     13,500            -0-                 -0-

-----------------
* In accordance with the rules and regulations of the Securities and Exchange Commission, this table omits columns pertaining to compensation that was not awarded.

(1) On August 27, 2004, the Company authorized 100,000 shares of common stock to be issued to Mr. Alverson and 50,000 shares of common stock to be issued to Ms. West for services rendered in fiscal year ended December 31, 2004 valued at $60,000 and $30,000, respectively. As of the date of this report, such 150,000 shares have not been issued yet.

On August 27, 2004, the Company approved a grant of options to purchase 150,000 shares of common stock under the Company's 2003 Equity Compensation Plan at $0.66 per share, 110% of the market price on that date to the Company's executive officers (100,000 options to be issued to Mr. Alverson and 50,000 options to be issued to Ms. West) for services rendered in the fiscal year ended December 31, 2004. The options had not been issued as of the date of this report.

Stock Option Plan

The Company issued 810,000 shares of common stock pursuant to the Company's Stock Option Plans on June 11, 2003 valued at the market price of the stock on that date $0.03. On August 27, 2004 the Company agreed to grant options to purchase 150,000 share of common stock under the Company's 2003 Equity Compensation Plan at $0.66 per share, 110% of the market price on that date. The options had not been issued at December 31, 2004.

Employment Agreements

The Company has not yet finalized the employment agreements with the Company's Chief Executive Officer, William M. Alverson and Katherine T. West, the Company's Executive Officer. The Company's Board of Directors approved the major terms of such employment agreements, which include an annual salary of $180,000 for Mr. Alverson and the issuance of 100,000 shares of common stock and an option to purchase 100,000 shares of the Company's common stock. Ms. West's compensation includes an annual salary of $88,500, the issuance of 50,000 shares of common stock and an option to purchase 50,000 shares of the Company's common stock. None of the above shares or options have been issued yet.

On July 30, 2003 the Company entered into a two and three year employment Agreements with two employees. The agreement provided for 100,000 and 300,000 Shares of restricted common stock to be issued. The value of the compensation was based on the stock price on the agreement date of $0.42, a total $168,000. The Company issued the 400,000 shares November 14, 2003 and recorded compensation expense of of $63,000 for the year ended December 31, 2004 and $25,750 for period ended December 31, 2003. The deferred compensation was $78,750 at December 31, 2004.

On July 30, 2003 the Company entered into a four-year employment agreement for a Vice President of Business Development. The agreement provides for 2,000,000 shares of restricted Common stock to be issued. The value of the compensation was based on the stock price on the agreement date of $0.42, a total of $840,000. The Company issued the 2,000,000 shares November 14, 2003 and recorded compensation expense of $210,000 for the year ended December 31, 2004 and $87,500 for period ended December 31, 2003. The deferred compensation was $542,500 at December 31, 2004.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock has been quoted on the OTC Bulletin Board under the symbol "JYSR.OB." The following table shows the reported high and low closing bid quotations per share for our common stock based on information provided by the OTC Bulletin Board. Particularly since our common stock is traded infrequently, such over-the-counter market quotations reflect inter-dealer prices, without markup, markdown or commissions and may not necessarily represent actual transactions or a liquid trading market.

                  Year Ended December 31, 2005           High        Low
                                                         ----        ---

    Quarter ended June 30, 2005                          $0.62       $0.30
    Quarter ended March 31, 2005                         $0.89       $0.39

                  Year Ended December 31, 2004           High        Low
                                                         ----        ---

    Quarter ended December 31, 2004                      $1.80       $0.55
    Quarter ended September 30, 2004                     $1.98       $0.45
    Quarter ended June 30, 2004                          $2.17       $0.44
    Quarter ended March 31, 2004                         $3.20       $0.84


                  Year Ended December 31, 2003           High        Low
                                                         ----        ---

    Quarter ended December 31, 2003                      $2.25       $1.35
    Quarter ended September 30, 2003                     $2.40       $0.40
    Quarter ended June 30, 2003                          $1.00       $0.01
    Quarter ended March 31, 2003                         $0.07       $0.01



Number of Stockholders

As of August 9, 2005, there were approximately 131 holders of record of our common stock.

Dividend Policy

The Company does not expect to pay any dividends at this time. The payment of dividends, if any, will be contingent upon the Company's revenues and earnings, if any, capital requirements, and general financial condition. The payment of any dividends will be within the discretion of the Company's Board of Directors and may be subject to restrictions under the terms of any debt or other financing arrangements that the Company may enter into in the future. The Company presently intends to retain all earnings, if any, for use in the Company's business operations and accordingly, the Board does not anticipate declaring any dividends in the foreseeable future.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


The following table indicates beneficial ownership of our common stock as of August 9, 2005 by each person or entity known by us to beneficially own more than 5% of the outstanding shares of our common stock; each of our executive officers and directors; and all of our executive officers and directors as a group. Unless otherwise indicated, the address of each beneficial owner listed below is c/o XsunX, Inc., 65 Enterprise, Aliso Viejo, California 92656.

                                                                         Percentage of Shares
     Name of Beneficial Owner                  Number of Shares          Beneficially Owned (1)
     ------------------------                  ----------------          ----------------------
     William Alverson                             12,198,000(2)                   50.91%
     Katherine West                               12,198,000(3)                   50.91%
     William Fawcett                                 100,000                        *%
     All Officers and Directors as a Group        12,298,000                       51%
  _____________________

  * less than 1%

(1) Applicable percentage ownership is based on 30,106,026 shares of common stock outstanding as of August 9, 2005. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock that are currently exercisable or exercisable within 60 days of August 9, 2005 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2) Includes 1,552,000 shares of common stock held by Katherine T. West with respect to which shares Mr. Alverson, her husband, disclaims beneficial ownership.

(3) Includes 10,646,000 shares of common stock held by William Alverson with respect to which shares Ms. West, his wife, disclaims beneficial ownership.

                              SELLING SHAREHOLDERS

The following table lists certain information with respect to the selling shareholders as follows: (i) each selling shareholder's name, (ii) the number of outstanding shares of common stock beneficially owned by the selling shareholders prior to this offering; (iii) the number of shares of common stock to be beneficially owned by each selling shareholder after the completion of this offering assuming the sale of all of the shares of the common stock offered by each selling shareholder; and (iv) if one percent or more, the percentage of outstanding shares of common stock to be beneficially owned by each selling shareholder after the completion of this offering assuming the sale of all of the shares of common stock offered by each selling shareholder. Except as noted, none of the selling shareholders have had any position, office, or other material relationship with us or any of our predecessors or affiliates within the past three years.

                                    Shares Beneficially Owned   Shares Being Offered Pursuant to   Shares Beneficially Owned After
                                        Prior to Offering              this Prospectus(1)                  the Offering(2)
Selling Stockholder                   Number      Percent(1)                Number                     Number         Percent(1)
-------------------                   ------      ----------               -------                     ------         ----------
Jerome Belson                         187,500          *                   187,500(3)                     0                0
James Scibelli                        107,144          *                   107,144(4)                     0                0
Steven T. Kelley                       90,000          *                    90,000(5)                     0                0
Daniel J. Walsh                        90,000          *                    90,000(5)                     0                0
Kevin J. Martin                        90,000          *                    90,000(5)                     0                0
Robert Karsten                        240,000          *                   240,000(6)                     0                0
Paul Becker                           150,000          *                   150,000(7)                     0                0
Martin & Beata Beck                    90,000          *                    90,000(8)                     0                0
E. Gerald Kay                         150,000          *                   150,000(9)                     0                0
Nite Capital LP                       428,571         1.4%                 428,571(10)                    0                0
Whalehaven Capital Fund Limited     1,500,000         4.9%               1,500,000(11)                    0                0
Yip Yuk Heng                          450,000         1.5%                 450,000(12)                    0                0
Kyaw Myint                            450,000         1.5%                 450,000(13)                    0                0
Robert Ripley                         428,571         1.4%                 428,571(14)                    0                0
Albert Confenti                        42,858          *                    42,858(15)                    0                0
Jeff Confenti                         107,142          *                   107,142(16)                    0                0
William Alverson                   12,198,000(20)   50.91%               1,578,818(17)               9,733,672(20)       30.9%
Katherine West                     12,198,000(21)   50.91%                 885,510(18)               9,733,672(21)       30.9%
First Montauk Securities Corp.         33,815          *                    33,815(19                     0                0
Herb Kurinsky                          16,907          *                    16,907(19)                    0                0
Victor K. Kurylak                      16,907          *                    16,907(19)                    0                0
Ernest Pellegrino                      74,000          *                    74,000(19)                    0                0
Max Povolotsky                         65,000          *                    65,000(19)                    0                0
Daniel J. Walsh                        44,799          *                    44,799(19)                    0                0
Devin J. Martin                        44,799          *                    44,799(19)                    0                0
Angela Metelitsa                       16,095          *                    16,095(19)                    0                0
________________
*   less than 1%.

(1) Applicable percentage ownership is based on 30,106,026 shares of common stock outstanding as of August 3, 2005. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock that are currently exercisable or exercisable within 60 days of August 9, 2005 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2) Assumes that all securities registered will be sold.

(3) Includes up to 125,000 shares of common stock and 62,500 shares issuable upon exercise of warrants.

(4) Includes 71,429 shares of common stock and 35,715 shares issuable upon exercise of warrants.

(5) Includes 60,000 shares of common stock and 30,000 shares issuable upon exercise of warrants.

(6) Includes 160,000 shares of common stock and 80,000 shares issuable upon exercise of warrants.

(7) Includes 100,000 shares of common stock and 50,000 shares issuable upon exercise of warrants.

(8) Includes 60,000 shares of common stock and 30,000 shares issuable upon exercise of warrants.

(9) Includes 100,000 shares of common stock and 50,000 shares issuable upon exercise of warrants.

(10) Includes 285,714 shares of common stock and 142,857 shares issuable upon exercise of warrants.

(11) Includes 1,000,000 shares of common stock and 500,000 shares issuable upon exercise of warrants.

(12) Includes 300,000 shares of common stock and 150,000 shares issuable upon the exercise of warrants.

(13) Includes 300,000 shares of common stock and 150,000 shares issuable upon the exercise of warrants.

(14) Includes 285,714 shares of common stock and 142,857 shares issuable upon the exercise of warrants.

(15) Includes 28,572 shares of common stock and 14,286 shares issuable upon the exercise of warrants.

(16) Includes 71,428 shares of common stock and 35,714 shares issuable upon the exercise of warrants.

(17) Includes 1,052,545 shares of common stock and 526,273 shares issuable upon the exercise of warrants.

(18) Includes 590,340 shares of common stock and 295,170 shares issuable upon the exercise of warrants

(19) Includes shares issuable upon exercise of warrants.

(20) Includes 1,552,000 shares of common stock held by Katherine T. West with respect to which shares Mr. Alverson, her husband, disclaims beneficial ownership.

(21) Includes 10,646,000 shares of common stock held by William Alverson with respect to which shares Ms. West, his wife, disclaims beneficial ownership

The following is a description of the selling shareholders relationship to us and how each the selling shareholder acquired the shares to be sold in this offering:

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


The Company had an unsecured loan dated December 15, 2004, payable to William M. Alverson, its Chief Executive Officer in the amount of $259,834, due on demand with interest at 6%.

In March, 2005, Katherine T. West, the Company's director and Executive Vice President loaned the Company an amount equal to $105,997.

As of July 18, 2005, William M. Alverson and Katherine T. West converted their respective loans to the Company, as well as their accrued salary through such date, totaling an aggregate of $575,000, to equity. In addition to common stock shares, each received one warrant to purchase the Company's common stock for each two shares purchased. The warrants have the exercise price of $0.50 per share and expire in five years from the date of issuance. The warrants are subject to call provisions as described in the warrant agreement. The subscribers have certain registration rights to register the shares and warrants.

                   DESCRIPTION OF SECURITIES TO BE REGISTERED

The following description of our capital stock and provisions of our articles of incorporation and bylaws, each as amended, is only a summary. You should also refer to the copies of our articles of incorporation and bylaws which are included as exhibits to our Report on 10-KSB for the fiscal year ended December 31, 2004.

As of July 18, 2005, we sold through private placement up to $1,100,000, for a total of 2,082,143 shares of our common stock, no par value per share, at a purchase price of $0.35 per share to institutional and accredited investors. Additionally, William M. Alverson, the Company's CEO and one other officer and director converted their respective loans to the Company totaling $575,000 to equity under the same terms. In addition to common stock shares, each subscriber received one warrant to purchase the Company's common stock for each two shares purchased. The warrants have the exercise price of $0.50 per share and expire in five years from the date of issuance. The warrants are subject to call provisions as described in the warrant agreement. The subscribers have certain registration rights to register the shares and the warrants purchased in the placement.

Limited Standstill Agreement

In Connection with the sale for an aggregate of up to $1,100,000 of Common Stock and Warrants, the Company entered into a Limited Standstill Agreement with the Holders of the Company's secured convertible promissory notes and warrants. Among the Holders are two Company directors, William A. Alverson and Katherine West.

The Holders agreed not to sell or otherwise dispose of any securities of the Company, other than in connection with an offer made to all shareholders of the Company or any merger, consolidation or similar transaction involving the Company, from the date of the Subscription Agreement until the Registration Statement has been effective for nine months from the Closing Date, as defined in the Subscription Agreement.

Common Stock

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of our stockholders. Holders of our common stock are entitled to receive dividends ratably, if any, as may be declared by the board of directors out of legally available funds, subject to any preferential dividend rights of any outstanding preferred stock. Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive ratably our net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are fully paid and nonassessable. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of preferred stock which we may designate and issue in the future without further stockholder approval.

Preferred Stock

Our board of directors is authorized without further stockholder approval, to issue from time to time up to a total of 10,000,000 shares of preferred stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each series, including the dividend rights, dividend rates, conversion rights, voting rights, term of redemption, redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of these series without further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our management without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of common stock, including the loss of voting control to others. Currently, there are no shares of preferred stock outstanding and we have no present plans to issue any shares of preferred stock.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Integrity Stock Transfer, 2920 North Green Valley Parkway, Building 5, Suite 527, Henderson, Nevada 89014.

                              PLAN OF DISTRIBUTION

     The selling shareholders, or their pledgees, donees, transferees, or any of their successors in interest selling shares received from a named selling shareholder as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus (all of whom may be selling shareholders) may sell the common stock offered by this prospectus from time to time on any stock exchange or automated interdealer quotation system on which the common stock is listed or quoted at the time of sale, in the over-the-counter market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at prices otherwise negotiated. The selling shareholders may sell the common stock by one or more of the following methods, without limitation:

     o Block trades in which the broker or dealer so engaged will attempt to sell the common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     o An exchange distribution in accordance with the rules of any stock exchange on which the common stock is listed;

     o Ordinary brokerage transactions and transactions in which the broker solicits purchases;

     o Privately negotiated transactions;

     o In connection with short sales of company shares;

     o Through the distribution of common stock by any selling shareholder to its partners, members or shareholders;

     o By pledge to secure debts of other obligations;

     o In connection with the writing of non-traded and exchange-traded call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options;

     o Purchases by a broker-dealer as principal and resale by the broker-dealer for its account; or

     o In a combination of any of the above.

     These transactions may include crosses, which are transactions in which the same broker acts as an agent on both sides of the trade. The selling shareholders may also transfer the common stock by gift. We do not know of any arrangements by the selling shareholders for the sale of any of the common stock.

     The selling shareholders may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the common stock. These brokers or dealers may act as principals, or as an agent of a selling shareholder. Broker-dealers may agree with a selling shareholder to sell a specified number of the stocks at a stipulated price per share. If the broker-dealer is unable to sell common stock acting as agent for a selling shareholder, it may purchase as principal any unsold shares at the stipulated price. Broker-dealers who acquire common stock as principals may thereafter resell the shares from time to time in transactions in any stock exchange or automated interdealer quotation system on which the common stock is then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above. The selling shareholders may also sell the common stock in accordance with Rule 144 or Rule 144A under the Securities Act, rather than pursuant to this prospectus. In order to comply with the securities laws of some states, if applicable, the shares of common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers.

     From time to time, one or more of the selling shareholders may pledge, hypothecate or grant a security interest in some or all of the shares owned by them. The pledgees, secured parties or person to whom the shares have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling shareholders. The number of a selling shareholder's shares offered under this prospectus will decrease as and when it takes such actions. The plan of distribution for that selling shareholder's shares will otherwise remain unchanged. In addition, a selling shareholder may, from time to time, sell the shares short, and, in those instances, this prospectus may be delivered in connection with the short sales and the shares offered under this prospectus may be used to cover short sales.

     To the extent required under the Securities Act, the aggregate amount of selling shareholders' shares being offered and the terms of the offering, the names of any agents, brokers, dealers or underwriters, any applicable commission and other material facts with respect to a particular offer will be set forth in an accompanying prospectus supplement or a post-effective amendment to the registration statement of which this prospectus is a part, as appropriate. Any underwriters, dealers, brokers or agents participating in the distribution of the common stock may receive compensation in the form of underwriting discounts, concessions, commissions or fees from a selling shareholder and/or purchasers of selling shareholders' shares, for whom they may act (which compensation as to a particular broker-dealer might be less than or in excess of customary commissions). Neither we nor any selling shareholder can presently estimate the amount of any such compensation.

     The selling shareholders and any underwriters, brokers, dealers or agents that participate in the distribution of the common stock may be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts, concessions, commissions or fees received by them and any profit on the resale of the securities sold by them may be deemed to be underwriting discounts and commissions. If a selling shareholder is deemed to be an underwriter, the selling shareholder may be subject to certain statutory liabilities including, but not limited to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. Selling shareholders who are deemed underwriters within the meaning of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. The SEC staff is of a view that selling shareholders who are registered broker-dealers or affiliates of registered broker-dealers may be underwriters under the Securities Act. We will not pay any compensation or give any discounts or commissions to any underwriter in connection with the securities being offered by this prospectus.

     A selling shareholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the common stock in the course of hedging the positions they assume with that selling shareholder, including, without limitation, in connection with distributions of the common stock by those broker-dealers. A selling shareholder may enter into option or other transactions with broker-dealers, who may then resell or otherwise transfer those common stock. A selling shareholder may also loan or pledge the common stock offered hereby to a broker-dealer and the broker-dealer may sell the common stock offered by this prospectus so loaned or upon a default may sell or otherwise transfer the pledged common stock offered by this prospectus.

     The selling shareholders and other persons participating in the sale or distribution of the common stock will be subject to applicable provisions of the Exchange Act, and the rules and regulations under the Exchange Act, including Regulation M. This regulation may limit the timing of purchases and sales of any of the common stock by the selling shareholders and any other person. The anti-manipulation rules under the Exchange Act may apply to sales of common stock in the market and to the activities of the selling shareholders and their affiliates. Regulation M may restrict the ability of any person engaged in the distribution of the common stock to engage in market-making activities with respect to the particular common stock being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of the common stock and the ability of any person or entity to engage in market-making activities with respect to the common stock.

     We cannot assure you that the selling shareholders will sell all or any portion of the common stock offered by this prospectus. In addition, we cannot assure you that a selling shareholder will not transfer the shares of our common stock by other means not described in this prospectus.


                                  LEGAL MATTERS

The validity of the common stock has been passed upon by Sichenzia Ross Friedman Ference LLP, New York, New York.


                                     EXPERTS

The December 31, 2004 financial statements included in the Prospectus have been audited by Mendoza Berger & Company, LLP, a limited liability partnership of certified public accountants to the extent and for the periods set forth in their report appearing elsewhere herein and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.


                       WHERE YOU CAN FIND MORE INFORMATION

We filed with the SEC an annual report on Form 10-KSB under the Securities Act. This annual report does not contain all of the information in the registration statement and the exhibits and schedules that were filed with the registration statement. For further information with respect to the common stock and us, we refer you to the annual report and the exhibits and schedules that were filed with the annual report. A copy of the annual report and the exhibits and schedules that were filed with the annual report may be inspected without charge at the public reference facilities maintained by the SEC in Room 1024, 450 Fifth Street, NW, Washington, DC 20549. Copies of all or any part of the annual report may be obtained from the SEC upon payment of the prescribed fee. Information regarding the operation of the public reference rooms may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is http://www.sec.gov.

            DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR
                           SECURITIES ACT LIABILITIES


Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by our directors, officers or controlling persons in the successful defense of any action, suit or proceedings, is asserted by such director, officer, or controlling person in connection with any securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issues.

Our officers and directors are accountable to our shareholders as fiduciaries, which means such officers and directors are required to exercise good faith and integrity in handling our affairs. A shareholder may be able to institute legal action on behalf of himself and all other similarly situated shareholders to recover damages where we have failed or refused to observe the law. Shareholders may, subject to applicable rules of civil procedure, be able to bring a class action or derivative suit to enforce their rights, including rights under certain federal and state securities laws and regulations. Shareholders who have suffered losses in connection with the purchase or sale of their interest in us due to a breach of a fiduciary duty by one of our officers or directors in connection with such sale or purchase including, but not limited to, the misapplication by any such officer or director of the proceeds from the sale of any securities, may be able to recover such losses from us. We and our affiliates may not be liable to its shareholders for errors in judgment or other acts or omissions not amounting to intentional acts.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense or any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We have no agreements with any of its directors or executive officers providing for indemnification of any such persons with respect to liability arising out of their capacity or status as officers and directors.

At present, there is no pending litigation or proceeding involving a director or executive officers as to which indemnification is being sought.

                      INDEX TO JOYSTAR FINANCIAL STATEMENTS

                                                                                          Page
Financial Statements
       Joystar Balance Sheets as of June 30, 2005........................................ F-2
       Joystar Statements of Operations for the three and six months ended
       June 30, 2005 and 2004............................................................ F-3
       Joystar Statement of Stockholder Equity (Deficit)                                  F-4
       Joystar Statements of Cash Flows for the six months ended
       June 30, 2005 and 2004............................................................ F-5
       Notes to Financial Statements..................................................... F-6

Report of Independent Registered Public Accounting Firm.................................. F-9
Financial Statements
       Joystar Balance Sheets as of December 31, 2004 and 2003........................... F-10
       Joystar Statements of Operations for the Years Ended
       December 31, 2004 and 2003........................................................ F-11
       Joystar Statements of Changes in Stockholders' Deficit for the Years Ended
       December 31, 2004 and 2003........................................................ F-12
       Joystar Statements of Cash Flows for the Years ended
       December 31, 2004 and 2003........................................................ F-13
       Notes to Joystar Financial Statements............................................. F-14

                                  JOYSTAR, INC.
                                 BALANCE SHEETS
                                   (UNAUDITED)
------------------------------------------------------------------------------------------

                                                                June 30,      December 31,
                                                                  2005            2004
                                                              -----------      -----------
                                          ASSETS

Current assets:
   Cash                                                       $    88,318      $   283,869
   Other receivables                                               25,172              100
   Prepaid expenses                                                11,657           16,265
                                                              -----------      -----------
    Total current assets                                          125,147          300,234

Property and equipment, net                                        46,669           37,327
                                                              -----------      -----------

    Total assets                                              $   171,816      $   337,561
                                                              ===========      ===========


                      LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
   Accounts payable                                           $   190,401      $   144,416
   Accrued salaries                                                 2,061          172,038
   Accrued payroll taxes                                          376,708          203,970
   Accrued rent                                                    35,000           35,000
   Loans from shareholder                                             471          259,834
                                                              -----------      -----------
     Total current liabilities                                    604,641          815,258

Commitments and contingency                                            --               --

Stockholders' equity:
   Preferred stock, no par value, 10,000,000
      shares authorized; none issued                                   --               --
   Common stock, no par value, 50,000,000
      shares authorized; 27,857,383 and 23,228,633
      shares issued and outstanding at June 30, 2005 and
      December 31, 2004, respectively                           6,155,299        4,178,663
   Stock issued for deferred compensation                        (484,750)        (621,250)
   Stock subscribed not issued, 227,333 shares and
      887,333 shares at June 30, 2005 and December
      31, 2004, respectively                                      204,800          794,800
   Accumulated deficit                                         (6,308,174)      (4,829,910)
                                                              -----------      -----------
     Total stockholders' (deficit)                               (432,825)        (477,697)
                                                              -----------      -----------
     Total liabilities and stockholders'
        equity (deficit)                                      $   171,816      $   337,561
                                                              ===========      ===========

   The accompanying notes are an integral part of these financial statements.

                                  JOYSTAR, INC.
                            STATEMENTS OF OPERATIONS
                                   (UNAUDITED)

---------------------------------------------------------------------------------------------------------

                                       For the six      For the six       For the three     For the three
                                       months ended     months ended      months ended      months ended
                                      June 30, 2005     June 30, 2004     June 30, 2005     June 30, 2004
                                      -------------     -------------     -------------     -------------
Gross Revenues:
  Travel commissions                  $    187,408      $     41,059      $    137,899      $      9,815
  Cost of revenues                         130,791                --            98,047                --
                                      -------------     -------------     -------------     -------------
  Net revenues                              56,617            41,059            39,852             9,815

Operating expenses:
  General and administrative             1,151,168           613,283           646,975           250,148
  Marketing and sales                      374,072         1,009,564           195,834           668,614
                                      -------------     -------------     -------------     -------------
Total operating expenses                 1,525,240         1,622,847           842,809           918,762
                                      -------------     -------------     -------------     -------------
Loss from operations before
  interest and taxes                    (1,468,623)       (1,581,788)         (802,957)         (908,947)

Interest expense                             9,641                --             9,641                --
Provision for taxes - State                     --              2,560               --             2,560
                                      -------------     -------------     -------------     -------------

Net loss                              $ (1,478,264)     $  (1,584,348)     $   (812,598)    $    (911,507)
                                      =============     =============     =============     =============

Loss per share                        $      (0.06)     $      (0.07)     $      (0.03)     $      (0.04)
                                      =============     =============     =============     =============

Weighted average number of common
 shares outstanding                     24,031,395        21,239,656        24,618,082        21,395,965
                                      =============     =============     =============     =============

   The accompanying notes are an integral part of these financial statements.

                                  JOYSTAR, INC.
                   STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)
                                   (UNAUDITED)

--------------------------------------------------------------------------------------------------------------------------------


                                                   COMMON STOCK          Stock issued      Stock                        Total
                                            ---------------------------      for         Subscribed                  Stockholders'
                                             Number of                     Deferred         not        Accumulated      Equity
                                               Shares         Amount     Compensation      Issued       (Deficit)      (Deficit)
                                            ------------   ------------  ------------   ------------  ------------   -----------
Balance at December 31, 2004                 23,228,633    $ 4,178,663   $  (621,250)   $   794,800   $(4,829,910)   $  (477,697)

Stock issued for services                       705,294        366,891            --             --            --        366,891
Stock issued for cash                         2,582,070      1,140,270            --       (590,000)           --        550,270
Stock issued for note payable to shareholder    742,411        259,834            --             --            --        259,834
Stock issued for accrued payroll                571,429        200,000            --             --            --        200,000
Stock issued for interest                        27,546          9,641            --             --            --          9,641
Deferred compensation earned                         --             --       136,500             --            --        136,500
Net loss                                             --             --            --             --    (1,478,264)    (1,478,264)
                                            ------------   ------------  ------------   ------------  ------------   ------------
Balance June 30, 2005                        27,857,383    $ 6,155,299   $  (484,750)   $   204,800   $(6,308,174)    $(432,825)
                                            ============   ============  ============   ============  ============   ===========

   The accompanying notes are an integral part of these financial statements.

                                 JOYSTAR, INC.
                            STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)

--------------------------------------------------------------------------------

                                                           For the six      For the six
                                                           months ended     months ended
                                                          June 30, 2005    June 30, 2004
                                                          -------------    -------------
Cash flows from operating activities:
   Net loss                                               $(1,478,264)     $(1,584,348)
Adjustments to reconcile net loss to net cash used
  in operating activities:
    Depreciation                                                6,739            3,638
    Stock issued for services                                 531,353          893,272
    Stock issued for interest                                   9,641
Changes in assets and liabilities:
    Decrease (increase) in prepaid expenses                     4,609              190
    Decrease (increase) in other receivables                  (25,072)           1,000
    Increase (decrease) in accounts payable                    45,985          (17,191)
    Increase in accrued salaries                                2,061           79,637
    Increase in payroll taxes                                 164,786               --
    Increase in accrued rent                                    7,952              466
                                                          ------------     ------------
       Net cash used by operations                           (730,210)        (623,336)
                                                          ------------     ------------

Cash flows from investing activities:
    Acquisition of property and equipment                     (16,081)         (15,594)
                                                          ------------     ------------
      Net cash used by investing activities                   (16,081)         (15,594)
                                                          ------------     ------------

Cash flows from financing activities:
   Increase (decrease) in loans from shareholders                 470             (500)
   Issuance of common stock                                   550,270          275,480
   Reduction of shareholder loan, subscribed
     60,000 shares of common stock                                 --          (83,295)
   Stock subscribed not issued                                     --          443,000
                                                          ------------     ------------
     Net cash provided by financing activities                550,740          634,685
                                                          ------------     ------------
Decrease in cash                                             (195,551)          (4,245)
Cash at the beginning of the period                           283,869          136,319
                                                          ------------     ------------
Cash at the end of the period                             $    88,318      $   132,074
                                                          ============     ============

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND
FINANCING ACTIVITIES:
  Issuance of stock for services                          $   531,353      $   893,272
  Income taxes paid                                       $        --      $        --
  Shares issued for shareholder loan                      $   259,834      $    83,295
  Shares issued for interest                              $     9,641      $        --
  Subscribed shares issued                                $   590,000      $        --
  Shares issued for accrued prior year compensation       $   172,038      $        --

   The accompanying notes are an integral part of these financial statements.

                                  JOYSTAR, INC.
                          NOTES TO FINANCIAL STATEMENTS
                 FOR THE SIX MONTHS ENDED JUNE 30, 2005 AND 2004
                                   (UNAUDITED)

--------------------------------------------------------------------------------

1. BASIS OF PRESENTATION
   ---------------------

Joystar, Inc. a California corporation (" the Company") was incorporated on February 5, 1998. The Company specializes in selling complex travel products including cruises, vacation packages and group travel through its national sales force of independent travel agents.

All adjustments (consisting only of normal recurring adjustments) have been made which, in the opinion of management, are necessary for a fair presentation. Results of operations for the six months ended June 30, 2005 and 2004 are not necessarily indicative of the results that may be expected for any future period. The balance sheet at December 31, 2004 was derived from audited financial statements.

Certain information and footnote disclosures, normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America, have been omitted. These financial statements should be read in conjunction with the audited financial statements and notes for the year ended December 31, 2004.


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
   ------------------------------------------

         REVENUE RECOGNITION
         --------------------

         The Company recognizes revenue when the travel is completed and Joystar has been paid the corresponding commission from the supplier. The Company records revenues from travel related sales transactions where the Company both purchases from the supplier and sells to the customer the requested travel service. This is reflected in the Statement of Operations at the net amount, which reflects the gross amount charged to the customer less the cost paid to the supplier. The Company also receives commissions from travel suppliers for processing reservations.

         Revenues derived in the future from annual memberships or other activities where a time factor is involved will be deferred over the appropriate period and recognized as earned.

         PROPERTY AND EQUIPMENT
         ----------------------
         Property and equipment is stated at cost and depreciated using the straight-line method over the estimated useful life of the assets, which is seven years for furniture and equipment and three years for computer equipment.

         USE OF ESTIMATES
         ----------------
         The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         INCOME TAXES
         ------------
         Deferred income taxes are reported using the liability method. Deferred tax assets are recognized for deductible temporary differences and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

         NET LOSS PER SHARE
         ------------------

         In February 1997, the Financial Accounting Standards Board (FASB) issued SFAS No. 128 "Earnings Per Share" which requires the Company to present basic and diluted earnings per share, for all periods presented. The computation of loss per common share (basic and diluted) is based on the weighted average number of shares actually outstanding during the period. The Company has no common stock equivalents, which would dilute earnings per share.


3. GOING CONCERN
   -------------

         The accompanying financial statements, which have been prepared in conformity with accounting principles generally accepted in the United States of America, contemplates the continuation of the Company as a going concern. However, the Company had been in the development stage since its inception, sustained significant losses and has used capital raised through the issuance of stock and debt to fund activities. Continuation of the Company as a going concern is contingent upon establishing and achieving profitable operations. Such operations will require management to secure additional financing for the Company in the form of debt or equity.

         Management believes that actions currently being taken to revise the Company's funding requirements will allow the Company to continue its development stage operations. However, there is no assurance that the necessary funds will be realized by securing debt or through stock offerings.


4. LEGAL PROCEEDINGS
   -----------------

         In March, 2004 a former employee of the Company who was terminated prior to the acquisition of Joystar, filed a lawsuit in Orange County Superior Court for breach of contract and specific performance relating to the exercise of options, among other causes of action. A proposed settlement has been submitted to the Company in which the Company will issue an additional 300,000 shares and a cash payment of $12,700 for cost. As of the date of this report, this agreement has not yet been finalized. The Company's financial statements do not reflect any adjustment to record the possible settlement.

         An independent third party stockbroker has filed a lawsuit against the Company for refusal to register certain shares to them. A proposed settlement has been submitted by the Company in which the Company will register an additional 138,600 shares. As of the date of this report, this agreement has not yet been finalized. The Company's financial statements do not reflect any adjustment to record the possible settlement.


5. SUBSEQUENT EVENTS
   -----------------

         As of July 18, 2005, the Company sold in its private placement of up to $1,100,000, a total of 2,082,143 shares of its common stock, no par value per share, at a purchase price of $0.35 per share to institutional and accredited investors. Additionally, William M. Alverson, the Company's CEO and one other officer and director converted their respective loans to the Company totaling $575,000 to equity under the same terms. In addition to common stock shares, each subscriber received one warrant to purchase the Company's common stock for each two shares purchased. The warrants have the exercise price of $0.50 per share and expire in five years from the date of issuance. The warrants are subject to call provisions as described in the warrant agreement. The subscribers have certain registration rights to register the shares and the warrants purchased in the placement.

         The number of warrants outstanding at June 30, 2005 and subsequent to the shares issued in July were 821,443 and 1,862,514, respectively. The Company issued 20,000 shares of common stock for services in the amount of $10,300.

         Subsequent to June 30, 2005 the Company acquired the assets of Vacation and Cruise Resources, Inc. DBA Miami Cruise Center for $25,000 cash and 137,500 of restricted common shares valued at the closing price on the date of issue $70,125.

                REPORT OF INDEPENDENT REGISTERED ACCOUNTING FIRM


Board of Directors and Stockholders
Joystar, Inc.


We have audited the accompanying balance sheets of Joystar, Inc. (a development stage enterprise) (the Company) as of December 31, 2004 and 2003, and the related statements of operations, stockholders' equity (deficit) and cash flows for the years then ended and for the period from inception (May 23, 2001) through December 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Joystar, Inc. as of December 31, 2004 and 2003, and the results of its operations and cash flows for the years then ended and for the period from inception (May 23, 2001) through December 31, 2004 in conformity with accounting principles generally accepted in the United States of America.


The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed further in Note 3, the Company has been in the development stage since its inception (May 23, 2001) and continues to incur significant losses. The Company's viability is dependent upon its ability to obtain future financing and the success of its future operations. These factors raise substantial doubt as to the Company's ability to continue as a going concern. Management's plan in regard to these matters is also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Mendoza Berger & Company, LLP



Irvine, California
March 24, 2005

                                  JOYSTAR, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                                 BALANCE SHEETS
--------------------------------------------------------------------------------

                                                     December 31,   December 31,
                                                        2004           2003
                                                     -----------    -----------
ASSETS

Current assets:
   Cash                                              $   283,869    $   136,319
   Other receivables                                         100          2,000
   Prepaid expenses                                       16,265          8,042
                                                     -----------    -----------
    Total current assets                                 300,234        146,361

Property and equipment, net                               37,327         22,690
                                                     -----------    -----------

    Total assets                                     $   337,561    $   169,051
                                                     ===========    ===========

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
   Accounts payable                                  $   144,416    $   132,198
   Accrued salaries                                      172,038        150,235
   Accrued payroll taxes                                 203,970         48,239
   Accrued rent                                           35,000         35,000
   Loans from officers                                   259,834         83,795
                                                     -----------    -----------
     Total current liabilities                           815,258        449,467

Commitments and contingency                                   --             --

Stockholders' equity (deficit):
   Preferred stock, no par value, 10,000,000
      shares authorized; none issued                          --             --
   Common stock, no par value, 50,000,000
      shares authorized; 23,228,633 and
      21,051,277 shares issued and outstanding
      at December 31, 2004 and 2003, respectively      4,178,663      1,895,241
   Stock issued for deferred compensation               (621,250)      (894,250)
   Stock subscribed not issued, 887,333 shares
      and 118,667 shares at December 31, 2004
      and 2003, respectively                             794,800        176,800
   Deficit accumulated during development stage       (4,829,910)    (1,458,207)
                                                     -----------    -----------
     Total stockholders' equity (deficit)               (477,697)      (280,416)
                                                     -----------    -----------
     Total liabilities and stockholders'
       equity (deficit)                              $   337,561    $   169,051
                                                     ===========    ===========

    The accompanying notes are an integral part of these financial statements

                                  JOYSTAR, INC.
                            STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------
                                                                              Cumulative
                                                                             amounts from
                                            For the year     For the year   inception (May
                                           ended December   ended December    23, 2001) to
                                            December 31,     December 31,     December 31,
                                               2004              2003             2004
                                            ------------     ------------     ------------
Income:
  Travel agent programs and commissions     $     68,995     $     43,170     $    118,428
                                            ------------     ------------     ------------


Operating expenses:
  General and administrative                   1,987,475          655,535        2,850,243
  Marketing and sales                          1,453,223          400,868        1,976,509
                                            ------------     ------------     ------------
Total operating expenses                       3,440,698        1,056,403        4,826,752
                                            ------------     ------------     ------------

Loss from operations before
  interest and taxes                          (3,371,703)      (1,013,233)      (4,708,324)
Interest expense                                      --            5,644            5,644
Provision for taxes - State                           --               --
                                            ------------     ------------     ------------

Net loss                                    $ (3,371,703)    $ (1,018,877)    $ (4,713,968)
                                            ============     ============     ============

Loss per share                              $      (0.15)    $      (0.06)
                                            ============     ============

Weighted average number of common shares
outstanding                                   21,863,227       18,106,979
                                            ============     ============

    The accompanying notes are an integral part of these financial statements

                                  JOYSTAR, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                   STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)
               FROM INCEPTION (MAY 23, 2001) TO DECEMBER 31, 2004
--------------------------------------------------------------------------------
                                                                                                       Deficit
                                                  COMMON STOCK           Stock issued      Stock       Accumulated      Total
                                            ---------------------------      for         Subscribed    During the  Stockholders'
                                             Number of                     Deferred         not        Development      Equity
                                               Shares        Amount      Compensation      Issued        Stage         (Deficit)
                                            ------------   ------------  ------------   ------------  ------------   ------------
Balance at inception - May 23, 2001                  --    $        --   $        --    $        --   $        --    $        --
Stock issued for services                    16,715,000         16,715            --             --            --         16,715
Net loss                                             --             --            --             --       (16,715)       (16,715)
                                            ------------   ------------  ------------   ------------  ------------   ------------
Balance at December 31, 2001                 16,715,000         16,715            --             --       (16,715)            --
Stock issued various dates for cash
 at $1.50 per share                              70,667        105,998            --             --            --        105,998
Net loss                                             --             --            --             --      (306,673)      (306,673)
                                            ------------   ------------  ------------   ------------  ------------   ------------
Balance at December 31, 2002                 16,785,667        122,713            --             --      (323,388)      (200,675)
Shares canceled by majority
 shareholder                                 (3,000,000)            --            --             --            --             --
Stock issued various dates
 for cash at $1.50 per share                     94,932        142,300            --             --            --        142,300
                                            ------------   ------------  ------------   ------------  ------------   ------------
Balance June 11, 2003 date of
 acquisition of Joystar, Inc. shares
 in a reverse merger                         13,880,599        265,013            --             --      (323,388)       (58,375)
Cancel Joystar shares                       (13,880,599)            --            --             --            --             --
Advanced Refrigeration shares
 outstanding at June 11, 2003                 3,322,840             --            --             --            --             --
Issue Advanced Refrigeration
 Technologies, Inc. shares                   13,880,599             --            --             --      (115,942)      (115,942)
Stock issued pursuant to the stock
 option plan June 11, 2003 at
 market value of stock $0.03 per
 share                                          810,000         24,300            --             --            --         24,300
Stock issued for services                       215,000         15,000            --             --            --         15,000
Stock issued for past and future
 compensation                                 2,400,000      1,008,000            --             --            --      1,008,000
Future compensation deferred until earned            --             --      (894,250)            --            --       (894,250)
Stock issued various dates for cash
 at between $0.50 and $1.50 per share           394,267        531,500            --             --            --        531,500
Stock issued for services                        28,571         51,428            --             --            --         51,428
Stock subscribed not issued 118,667 shares           --             --            --        176,800            --        176,800
Net loss                                             --             --            --             --    (1,018,877)    (1,018,877)
                                            ------------   ------------  ------------   ------------  ------------   ------------
Balance at December 31, 2003                 21,051,277      1,895,241      (894,250)       176,800    (1,458,207)      (280,416)

Stock issued for services                     1,475,133      1,507,942            --             --            --      1,507,942
Stock issued for cash                           642,223        692,185            --             --            --        692,185
Stock issued for note payable                    60,000         83,295            --             --            --         83,295
Deferred compensation earned                         --             --       273,000             --            --        273,000
Stock subscribed not issued 768,666 shares           --             --            --        618,000            --        618,000
Net loss                                             --             --            --             --    (3,371,703)    (3,371,703)
                                            ------------   ------------  ------------   ------------  ------------   ------------
Balance December 31, 2004                    23,228,633    $ 4,178,663   $  (621,250)    $  794,800   $(4,829,910)   $  (477,697)
                                            ============   ============  ============   ============  ============   ============

    The accompanying notes are an integral part of these financial statements

                                  JOYSTAR, INC.
                            STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------
                                                                                   Cumulative
                                                                                  amounts from
                                                  For the year   For the year    inception (May
                                                     ended           ended        23, 2001) to
                                                  December 31,    December 31,    December 31,
                                                     2004            2003             2004
                                                  -----------     -----------     -----------
Cash flows from operating activities:
   Net loss                                       $(3,371,703)    $(1,018,877)    $(4,713,968)

Adjustments to reconcile net loss to net cash
 used in operating activities:
    Depreciation                                        8,765           2,608          11,373
    Stock issued for services                       1,780,942         204,478       2,002,135
Changes in assets and liabilities:
    Increase in prepaid expenses                       (8,223)         (8,042)        (16,265)
    Increase in other receivables                       1,900          (2,000)           (100)
    Increase in accounts payable                       12,218         122,480         144,416
    Increase in accrued salaries and
      payroll taxes                                   177,534         116,663         376,008
    Increase in accrued rent                               --         (19,000)         35,000
                                                  -----------     -----------     -----------

       Net cash used by operations                 (1,398,567)       (601,690)     (2,161,401)
                                                  -----------     -----------     -----------

Cash flows from investing activities:
    Acquisition of property and equipment             (23,402)        (22,892)        (48,700)
                                                  -----------     -----------     -----------

      Net cash used by investing activities           (23,402)        (22,892)        (48,700)
                                                  -----------     -----------     -----------

Cash flows from financing activities:
   Loans from officers                                259,334          21,218         259,334
   Issuance of common stock                           692,185         673,800       1,555,778
   Stock subscribed not issued                        618,000         176,800         794,800
   Payment of debt in reverse acquisition                  --        (115,942)       (115,942)
                                                  -----------     -----------     -----------

     Net cash provided by financing activities      1,569,519         755,876       2,493,970
                                                  -----------     -----------     -----------

Increase in cash                                      147,550         131,294         283,869
Cash at the beginning of the year                     136,319           5,025              --
                                                  -----------     -----------     -----------

Cash at the end of year                           $   283,869     $   136,319     $   283,869
                                                  ===========     ===========     ===========

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING
AND FINANCING ACTIVITIES:
  Issuance of stock and stock subscribed
    ($22,500) for services                        $ 1,802,692     $   204,478     $ 2,023,885
  Income taxes paid                               $     2,585     $        --     $     2,585
  Shares issued for shareholder loan              $    83,295     $        --     $    83,295
  Interest paid                                   $        --     $     5,644     $     5,644

    The accompanying notes are an integral part of these financial statements

                                  JOYSTAR, INC.
                          (A DEVELOPMENT STAGE COMPANY)


                          NOTES TO FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003
        AND CUMULATIVE FROM INCEPTION (MAY 23, 2001) TO DECEMBER 31, 2004

--------------------------------------------------------------------------------

1. BASIS OF PRESENTATION

On June 11, 2003, Joystar, Inc. (formerly Advanced Refrigeration Technologies, Inc. a California corporation) (" the Company") acquired all of the issued and outstanding common stock of Joystar, Inc., a Nevada corporation ("Joystar") in exchange for the issuance by the Company of a total of 13,880,599 newly issued restricted shares of common voting stock to the Joystar shareholders pursuant to the Agreement and Plan of Reorganization dated as of June 10, 2003. Prior to the issuance of the shares, the Company had 3,322,840 shares of common stock issued and outstanding. Subsequent to the exchange there were 17,203,439 shares issued and outstanding. The shareholders of Joystar own 81% of the common stock outstanding of the Company after the issuance of the 13,880,599 shares.

The acquisition of Joystar by the Company on June 11, 2003 has been accounted for as a purchase and treated as a reverse acquisition since the former owners of Joystar controlled 81% of the total shares of Common Stock of the Company outstanding immediately following the acquisition.

On this basis, the historical financial statements prior to June 11, 2003 have been restated to be those of the accounting acquirer Joystar. The historical stockholders' equity prior to the reverse acquisition has been retroactively restated (a recapitalization) for the equivalent number of shares received in the acquisition after giving effect to any difference in par value of the issuer's and acquirer's stock. The original 3,322,840 shares of common stock outstanding prior to the exchange reorganization have been reflected as an addition in the stockholders' equity account of the Company on June 11, 2003.

As of June 4, 2004 Joystar, Inc., a Nevada corporation and wholly owned subsidiary of the Company), was officially merged with and into Joystar, Inc., a California Corporation (formerly Advanced Refrigeration Technologies, Inc.). In connection with the merger the Company provided for the name change from Advanced Refrigeration Technologies, Inc. to Joystar, Inc. The merger and the name change was approved by the Company's Board of Directors. The Company no longer files consolidated financial statements. This merger had no effect on income for this or any prior period reported.

The Company has been in the development stage since its inception May 23, 2001.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

                           PRINCIPALS OF CONSOLIDATION
                           ---------------------------

The consolidated financial statements include the accounts of the Company, and its wholly owned subsidiary Joystar, Inc.. All material inter-company balances and transactions have been eliminated in consolidation.

                               REVENUE RECOGNITION
                               -------------------

The Company recognizes revenue when the earnings process is complete. The Company records revenues from travel related sales transactions where the Company both purchases from the supplier and sells to the customer the requested travel service. This is reflected in the Consolidated Statement of Operations at the net amount, which reflects the gross amount charged to the customer less the cost paid to the supplier. The Company also receives commissions from travel suppliers for processing reservations. (To date all revenues have been derived from such transactions.)

Revenues derived in the future from annual memberships or other activities where a time factor is involved will be deferred over the appropriate period and recognized as earned.

                             PROPERTY AND EQUIPMENT
                             ----------------------

Property and equipment is stated at cost and depreciated using the straight-line method over the estimated useful life of the assets, which is seven years for furniture and equipment and three years for computer equipment.

                                USE OF ESTIMATES
                                ----------------

The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                                  INCOME TAXES
                                  ------------

Deferred income taxes are reported using the liability method. Deferred tax assets are recognized for deductible temporary differences and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

                               NET LOSS PER SHARE
                               ------------------

In February 1997, the Financial Accounting Standards Board (FASB) issued SFAS No. 128 "Earnings Per Share" which requires the Company to present basic and diluted earnings per share, for all periods presented. The computation of loss per common share (basic and diluted) is based on the weighted average number of shares actually outstanding during the period. The Company has no common stock equivalents, which would dilute earnings per share.

                       FAIR VALUE OF FINANCIAL INSTRUMENTS
                       -----------------------------------

Financial instruments consist principally of cash and various current liabilities. The estimated fair value of these instruments approximates their carrying value.

                          NEW ACCOUNTING PRONOUNCEMENTS
                          -----------------------------

In December 2004 the FASB issued revised SFAS No. 123R, "Share-Based Payment". SFAS No. 123R sets accounting requirements for "share-based" compensation to employees and requires companies to recognize in the income statement the grant-date fair value of stock options and other equity-based compensation. SFAS No. 123R is effective in interim or annual periods beginning after june 15, 2005. The Company will be required to adopt SFAS No. 123R in its third quarter of fiscal 2005 and currently discloses the effect on net (loss) income and
(loss) earnings per share of the fair value recognition provisions of SFAS No. 123, "Accounting for Stock-Based Compensation". The Company is currently evaluating the impact of the adoption of SFAS 123R on its financial position and results of operations, including the valuation methods and support for the assumptions that underlie the valuation of the awards.

3. GOING CONCERN

The accompanying financial statements, which have been prepared in conformity with accounting principles generally accepted in the United States of America, contemplates the continuation of the Company as a going concern. However, the Company has been in the development stage since its inception (May 23, 2001), sustained significant losses and has used capital raised through the issuance of stock and debt to fund activities. Continuation of the Company as a going concern is contingent upon establishing and achieving profitable operations. Such operations will require management to secure additional financing for the Company in the form of debt or equity.


Management believes that actions currently being taken to revise the Company's funding requirements will allow the Company to continue its development stage operations. However, there is no assurance that the necessary funds will be realized by securing debt or through stock offerings.

4. PROPERTY AND EQUIPMENT

Property and equipment consist of the following:




                                  DECEMBER 31,                DECEMBER 31,
                                     2004                         2003
                                ---------------             ---------------

Office furniture                $     24,511                $     11,900
Computers                             24,189                      13,398
                                ---------------             ---------------
                                      48,700                      25,298
Less: accumulated
depreciation                          11,373                       2,608
                                ---------------             ---------------
                                $     37,327                $     22,690
                                ===============             ===============


5. CAPITAL STOCK
                                  COMMON STOCK
                                  ------------

On November 2, 2001, the Company issued 16,715,000 restricted shares of common stock at $0.001 per share totaling $16,715 for services rendered in connection with the start up of the Company.

At various dates in 2002, the Company issued for cash of $105,998, 70,667 shares of common stock at $1.50 per share through a private placement, pursuant to provisions of Section 4(2) of the Securities Act of 1933 and Rule 506 of Regulation D.

At various dates in 2003, the Company issued for cash of $673,800, 489,199 shares of common stock at $0.50 to $1.50 per share through a private placement, pursuant to provisions of Section 4(2) of the Securities Act of 1933 and Rule 506 of Regulation D.

                               COMMON STOCK SPLIT
                               ------------------

On November 1, 2001, the Board of Directors of the Company approved a stock split of the Company's common stock at a ratio of 1,000 for 1. All references in the accompanying financial statements to the number of common stock and per share amounts reflect the stock split.


                                 STOCK CANCELED
                                 --------------

A majority shareholder canceled 3,000,000 shares of stock in anticipation of the acquisition of Advanced Refrigeration Technologies, Inc. on June 11, 2003.

                  STOCK ISSUED IN REVERSE MERGER JUNE 11, 2003
                  --------------------------------------------

The Company acquired all of the issued and outstanding common stock of Joystar, Inc., a Nevada corporation ("Joystar") in exchange for the issuance by the Company of a total of 13,880,599 newly issued restricted shares of common voting stock dated as of June 10, 2003.

        STOCK ISSUED UNDER STOCK OPTION PLAN AND FOR PAYMENT OF SERVICES
        ----------------------------------------------------------------

The Company issued 810,000 shares of common stock pursuant to the Company's Stock Option Plans on June 11, 2003 valued at the market price of the stock on that date $0.03.

The Company issued 215,000 shares of common stock in payment of invoices for professional services of $15,000 in June, 2003.

On July 30, 2003 the Company entered into a two and three year employment Agreements with two employees. The agreement provided for 100,000 and 300,000 Shares of restricted common stock to be issued. The value of the compensation was based on the stock price on the agreement date of $0.42, a total $168,000. The Company issued the 400,000 shares November 14, 2003 and recorded compensation expense of of $63,000 for the year ended December 31, 2004 and $25,750 for period ended December 31, 2003. The deferred compensation was $78,750 at December 31, 2004.

On July 30, 2003 the Company entered into a four-year employment agreement for a Vice President of Business Development. The agreement provides for 2,000,000 shares of restricted Common stock to be issued. The value of the compensation was based on the stock price on the agreement date of $0.42, a total of $840,000. The Company issued the 2,000,000 shares November 14, 2003 and recorded compensation expense of $210,000 for the year ended December 31, 2004 and $87,500 for period ended December 31, 2003. The deferred compensation was $542,500 at December 31, 2004.


On November 11, 2003 the Company issued 28,571 common shares of restricted stock for services valued at the market price of the Company's stock on that date $1.80, $51,428.

During the year ended December 31, 2004, the Company issued 642,223 shares of common stock in a private placement for a total sales price of $692,185 an average sales price of $1.08 per share. During 2003 and 2004 the Company has received subscriptions to purchase 537,333 shares of common stock for $704,800 and authorized 150,000 shares subscribed for additional officers compensation $90,000 at December 31, 2004.

During the year ended December 31, 2004 the Company issued 1,475,133 shares of common stock for services valued at the fair market value price of the Company's stock on the dates issued $1,507,942 an average of $1.02 a share.

Loans payable to shareholder at December 31, 2003, $83,295 were converted to 60,000 shares of common stock during the year ended December 31, 2004.

On August 27, 2004 the Company agreed to grant options to purchase 150,000 share of common stock under the Company's 2003 Equity Compensation Plan at $0.66 per share, 110% of the market price on that date. The options had not been issued at December 31, 2004.

As of November 8, 2004, the Company commenced its private placement offering of up to $1,000,000 of units consisting of four shares of common stock and one warrant to purchase a share of common stock at an exercise price of $1.25 per share. Each unit is being sold at $2.00 purchase price. The units are offered by the Company to accredited investors only in reliance on Section 505 of the Regulation D of the Securities Act of 1933. 100,000 units have been subscribed as of December 31, 2004.

6. LEGAL PROCEEDINGS

In March, 2004 a former employee of the Company who was terminated prior to the acquisition of Joystar, filed a lawsuit in Orange County Superior Court for breach of contract and specific performance relating to the exercise of options, among other causes of action. A proposed settlement has been submitted to the Company in which the Company will issue an additional 300,000 shares and a cash payment of $12,700 for cost. As of the date of this report, this agreement has not yet been finalized. The Company's financial statements do not reflect any adjustment to record the possible settlement.

An independent third party stockbroker has filed a lawsuit against the Company for refusal to register certain shares to them. A proposed settlement has been submitted by the Company in which the Company will register an additional 138,600 shares. As of the date of this report, this agreement has not yet been finalized. The Company's financial statements do not reflect any adjustment to record the possible settlement.

7. STOCK OPTIONS

The Board of Directors has approved in April, 2003 a Company stock option plan, which was amended by the Company in July, 2003. All the shares (480,000 shares) under 2002 Equity and Stock Option Plan were issued in June, 2003. In July, 2003, the Company approved 2003 Equity Compensation Plan which provides for the grant to directors, officers, employees and consultants of the Company of stock based awards and options to purchase up to an aggregate of 2,500,000 shares of Common Stock. No grants have been made yet under 2003 Equity Compensation Plan.

On June 11, 2003 the Company granted and issued a total of 810,000 shares under the 2000 and 2002 stock compensation plans for services to the Company. The valuation of the shares issued were at the market price on the Grant date $0.03, $24,300.

8. INCOME TAXES

The components of the deferred tax asset is as follows:

                                           DECEMBER 31,        DECEMBER 31,
                                             2004                  2003
                                         ---------------      ---------------
Deferred tax assets:
  Net operating loss carry-forward       $    1,665,000       $      530,000

Less: valuation allowance                    (1,665,000)            (530,000)
                                         ---------------      ---------------
Net deferred tax assets                  $           --       $           --
                                         ===============      ==============


The Company's operations are headquartered in the State of California and are subject to California state income taxes. The Company had available approximately 4,170,000 and $1,328,000 of unused Federal and State net operating loss carry-forwards at December 31, 2004 and December 31, 2003, respectively that may be applied against future taxable income. These net operating loss carry-forwards expire through 2023 for Federal purposes. There is no assurance that the Company will realize the benefit of the net operating loss carry-forwards.


SFAS No. 109 requires a valuation allowance to be recorded when it is more likely that some or all of the deferred tax assets will not be realized. At December 31, 2004 and 2003, valuations for the full amount of the net deferred tax asset were established due to the uncertainties as to the amount of the taxable income that would be generated in future years.


Reconciliation of the differences between the statutory tax rate and the effective income tax rate is as follows:

                                           DECEMBER 31,        DECEMBER 31,
                                             2004                 2003
                                         ---------------      ---------------
Statutory federal tax (benefit) rate         (34.00)%             (34.00)%
Statutory state tax (benefit) rate            (5.83)%              (5.83)%
                                         ---------------      ---------------

Effective tax rate                           (39.83)%             (39.83)%

Valuation allowance                            39.83%               39.83%
                                         ---------------      ---------------
Effective income tax rate                       0.00%                0.00%
                                         ===============      ===============

9. COMMITMENTS

                                 OPERATING LEASE

The Company leased office space under an operating lease, which expired in April of 2005. The Company was advised that the building was being sold and the Company would be required to vacate. The Company acquired new office space and moved in February 2005, subsequent to the year ended December 31, 2004. The new lease is for 36 months with an option to renew for 36 months.

Future payments on the operating lease are as follows:

                           2005     $   110,430
                           2006     $   135,584
                           2007     $   139,265
                           2008     $    23,313


Rental expense was $70,860 and $47,000 for the years ended December 31, 2004 and 2003, respectively.

10. OFFICERS LOAN PAYABLE

The Company has an unsecured loan dated December 15, 2004, payable to officers $259,834 due on December 15, 2005 with interest at 6%.

11. SUBSEQUENT EVENT As of November 8, 2004, the Company commenced its private placement offering of up to $1,000,000 of units consisting of four shares of common stock and one warrant to purchase a share of common stock at an exercise price of $1.25 per share. Each unit is being sold at $2.00 purchase price. The units are offered by the Company to accredited investors only in reliance on
Section 505 of the Regulation D of the Securities Act of 1933. The Company issued 100,000 units (400,000 shares, $200,000) that were subscribed as of December 31, 2004 in February and March 2005.

The Company has issued 320,000 shares of common stock for services rendered in February and March 2005 valued at $200,000.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 24. INDEMNIFICATION OF OFFICERS AND DIRECTORS

LIMITATION OF LIABILITY: INDEMNIFICATION

Section 204 of the California General Corporation Law permits a corporation to include in its Articles of Incorporation provisions eliminating or limiting the personal liability of directors for monetary damages in an action brought by or in the right of the corporation for breach of a director's fiduciary duties, subject to certain limitations. Section 317 of the California General Corporation Law requires a corporation to indemnify its directors and other agents to the extent they incur expenses in successfully defending lawsuits brought against them by reason of their status as directors or agents. Section 317 also permits a corporation to indemnify its directors and other agents to a greater extent than specifically required by law.


Our Articles of Incorporation, as amended, eliminate the personal liability of directors of the Company for monetary damages to the fullest extent permissible under California law. Our Bylaws require that the Company, to the maximum extent permitted by California law, indemnify each of its agents against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact such person is or was an agent of Joystar. The term "agent" includes any person who (i) is or was a director, officer, employee or other agent of Joystar; (ii) is or was serving at the request of Joystar, as a director, officer, employee or agent of another business entity; or (iii) was a director, officer, employee or agent of a corporation which was a predecessor corporation of Joystar or of another enterprise at the request of such predecessor corporation.


The effect of these provisions in our Articles of Incorporation and Bylaws is to eliminate our ability and that of our shareholders (through shareholder derivative suits) to recover monetary damages against a director except as limited by California law. These provisions do not limit or eliminate the rights of Joystar or those of any shareholder to seek non-monetary relief. In any proceeding arising by reason of the fact a person is or was an agent of Joystar, the agent will be indemnified if he or she acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful. There can be no indemnification with respect to any matter as to which the agent is adjudged to be liable to Joystar, unless and only to the extent that the court in which such proceeding was brought determines upon application that, in view of all of the circumstances of the case, the agent is fairly and reasonably entitled to indemnity for expenses as the court shall deem proper.


Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Joystar pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth an estimate of the costs and expenses payable by Joystar, Inc. in connection with the offering described in this registration statement. All of the amounts shown are estimates except the Securities and Exchange Commission registration fee:


Securities and Exchange Commission Registration Fee          $   362.74
Accounting Fees and Expenses                                 $   10,000*
Legal Fees and Expenses                                      $   30,000*
Miscellaneous                                                $ 4,637.26*
                                                             ----------
Total                                                        $  45,000*

*Estimated

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

The Company acquired all of the issued and outstanding common stock of Joystar, Inc., a Nevada corporation ("Joystar") in exchange for the issuance by the Company of a total of 13,880,599 newly issued restricted shares of common voting stock dated as of June 10, 2003.

The Company issued 215,000 shares of common stock in payment of invoices for professional services of $15,000 in June, 2003.

The Company issued the 400,000 shares as of November 14, 2003 and recorded compensation expense of $63,000 for the year ended December 31, 2004 and $25,750 for period ended December 31, 2003.

Pursuant to an employment agreement for a Vice President of Business Development, the Company issued the 2,000,000 shares on November 14, 2003 and recorded compensation expense of $210,000 for the year ended December 31, 2004 and $87,500 for period ended December 31, 2003.

On November 11, 2003 the Company issued 28,571 common shares of restricted stock for services valued at the market price of the Company's stock on that date of $1.80, $51,428.

During the quarter ended September 30, 2003, the Company sold in its private placement a total of 316,267 shares of its common stock at a purchase price of $1.50 per share, for the total purchase price of $474,400. During the quarter ended June 30, 2003, the Company sold 60,000 shares of its common stock at a purchase price of $1.50 in its private placement.

During the year ended December 31, 2004, the Company issued 642,223 shares of common stock in a private placement for a total sales price of $692,185 an average sales price of $1.08 per share. During 2003 and 2004 the Company has received subscriptions to purchase 537,333 shares of common stock for $704,800 and authorized 150,000 shares subscribed for additional officers compensation $90,000 at December 31, 2004. Such 150,000 shares have not been issued yet.

During the year ended December 31, 2004 the Company issued 1,475,133 shares of common stock for services valued at the fair market value price of the Company's stock on the dates issued $1,507,942 an average of $1.02 a share.

Loans payable to shareholder at December 31, 2003, $83,295 were converted to 60,000 shares of common stock during the year ended December 31, 2004.

As of November 8, 2004, the Company commenced its private placement offering of up to $1,000,000 of units consisting of four shares of common stock and one warrant to purchase a share of common stock at an exercise price of $1.25 per share. Each unit is being sold at $2.00 purchase price. The Company issued 100,000 units (400,000 shares, $200,000) that were subscribed as of December 31, 2004 in February and March 2005.

The Company has issued 320,000 shares of common stock for services rendered in February and March 2005 valued at $200,000.

* All of the above offerings and sales were deemed to be exempt under rule 506 of Regulation D and Section 4(2) of the Securities Act of 1933, as amended. No advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of persons, all of whom were accredited investors, business associates of Joystar or executive officers of Joystar, and transfer was restricted by Joystar in accordance with the requirements of the Securities Act of 1933. In addition to representations by the above-referenced persons, we have made independent determinations that all of the above-referenced persons were accredited or sophisticated investors, and that they were capable of analyzing the merits and risks of their investment, and that they understood the speculative nature of their investment. Furthermore, all of the above-referenced persons were provided with access to our Securities and Exchange Commission filings.

ITEM 27. EXHIBITS

Exhibit Number                                  Description
------------------ -- ------------------------------------------------------------------------------------------------
2.1                   Agreement  of  Plan  of  Reorganization  (incorporated  by  reference  to  Exhibit  2.1  to the
                      Company's  Current  Report on Form 8-K,  filed with the SEC on June 11, 2003).
2.2                   Articles of Merger  (incorporated by reference to exhibit 2.2 to the Company's Quarterly Report on Form 10-QSB/A, filed with the SEC on July 1, 2005).
2.3                   Certificate of Ownership  (incorporated by reference to exhibit 2.3 to the Company's  Quarterly
                      Report on Form 10-QSB/A, filed with the SEC on July 1, 2005).
3.01                  Certificate of Incorporation of the Company.**
3.02                  By-Laws of the Company.**
4.01                  Form of Stock Certificate.**
5.01                  Opinion and Consent of Sichenzia Ross Friedman Ference LLP.*
10.1                  Subscription  Agreement  (incorporated by reference to Exhibit 10.1 to the Company's  Quarterly
                      Report on Form 10-Q, filed with the SEC on August 16, 2005).
10.2                  Warrant Agreement  (incorporated by reference to Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q, filed with the SEC on August 16, 2005).
10.3                  Funds Escrow Agreement  (incorporated  by reference to Exhibit 10.1 to the Company's  Quarterly
                      Report on Form 10-Q, filed with the SEC on August 16, 2005).
10.4                  Limited  Standstill  Agreement  (incorporated  by reference  to Exhibit  10.1 to the  Company's
                      Quarterly Report on Form 10-Q, filed with the SEC on August 16, 2005).

                                      II-2

23.1                  Consent of Sichenzia Ross Friedman Ference LLP. (included
                      Exhibit 5.1) *

23.2                  Consent of Mendoza Berger & Company LLP.*
24.1                  Power of Attorney.*

* Filed herewith
** To be filed by amendment


ITEM 28. UNDERTAKINGS

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form SB-2 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Aliso Viejo, California, on this 18th day of August, 2005.

                                     JOYSTAR, INC.

                                     By: /s/ William Alverson
                                     ------------------------
                                     William Alverson
                                     Chief Executive Officer

                                POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William Alverson his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any subsequent registration statements pursuant to Rule 462 of the Securities Act of 1933 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that attorney-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


Signature                 Title                                    Date

/s/ William Alverson    Chairman, Chief Executive Officer,
--------------------    President, Chief Financial Officer       August 18, 2005
William Alverson

/s/ Katherine West      Director, Executive Vice President       August 18, 2005
------------------
Katherine West

                        Director                                 August 18, 2005
-------------------
William Fawcett